CIT GROUP INC.
505 Fifth Avenue
New York, NY 10017

April 1, 2009

Dear Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders on Tuesday, May 12, 2009, at 11:00 a.m., Eastern Daylight Saving Time, at our corporate offices at One CIT Drive, Livingston, New Jersey 07039. Internet and telephone voting are available until 11:59 p.m. Eastern Daylight Saving Time the day prior to the meeting.

     The notice of meeting and proxy statement following this letter describe the business to be transacted. You are asked to elect your Board of Directors for the upcoming year, ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors, approve amending our Long-Term Incentive Plan to increase the number of shares available thereunder, approve amending our Employee Stock Purchase Plan to increase the number of shares available thereunder, approve the issuance of shares of our common stock (including shares issuable upon adjustment) that may be issued upon exercise of the warrant we issued to the U.S. Department of the Treasury in connection with our participation in the Capital Purchase Program of the Troubled Assets Relief Program, and to approve the compensation for our executives, pursuant to the American Recovery and Reinvestment Act of 2009, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

     In addition to the formal items of business to be brought before the meeting, I will report on our business and respond to stockholder questions.

     Whether or not you are personally able to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage paid envelope as soon as possible, or follow the instructions to vote online or by telephone. Your vote is very important. Submitting your vote by proxy will not limit your right to attend the meeting and vote in person.

     Thank you for your continued support of CIT. To be connected to CIT’s website, go to www.cit.com.

Sincerely yours,

/s/ Jeffrey M. Peek

Jeffrey M. Peek
Chairman and
Chief Executive Officer

CIT GROUP INC.
505 Fifth Avenue
New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2009

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders of CIT Group Inc. will be held at the corporate offices of CIT, One CIT Drive, Livingston, New Jersey 07039, on Tuesday, May 12, 2009 at 11:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	to elect 8 directors to serve for one year or until the next annual meeting of stockholders;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as CIT’s independent auditors for 2009;

3.	to approve amending the Long-Term Incentive Plan to increase the number of shares available thereunder;

4.	to approve amending the Employee Stock Purchase Plan to increase the number of shares available thereunder;

5.	to approve the issuance of shares of our common stock (including shares issuable upon adjustment) that may be issued upon exercise of the warrant we issued to the U.S. Department of the Treasury in connection with our participation in the Capital Purchase Program of the Troubled Assets Relief Program; and

6.	to approve the compensation for CIT’s executives, pursuant to the American Recovery and Reinvestment Act of 2009, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

     CIT’s Board of Directors has fixed the close of business on March 16, 2009 as the record date for determining holders of CIT common stock entitled to notice of and to vote at the meeting. Internet and telephone voting are available until 11:59 p.m. Eastern Daylight Saving Time the day prior to the meeting.

     You are cordially invited to attend the meeting. Whether or not you are personally able to attend the meeting, please vote your proxy as soon as possible. Voting instructions to vote online, by telephone or by mail are in the Notice of Annual Meeting mailed to you on April 1, 2009 or in the Question and Answer section of the proxy materials that follow this letter. In each case, you will need your personal Control Number, which is in the Notice of Annual Meeting mailed to you on April 1st. There is no charge to you for requesting printed materials. Stockholders who request printed materials for 2009 will continue to receive printed materials in future years until such time as they may opt-out of paper delivery. However, to facilitate timely delivery of the proxy materials for the 2009 Annual Meeting, please make your request on or before April 28, 2009.

     Thank you for your continued support of CIT. To be connected to CIT’s website, go to www.cit.com.

By Order of the Board of Directors,

/s/ Robert J. Ingato

Robert J. Ingato
Executive Vice President,
General Counsel and Secretary

Livingston, New Jersey
April 1, 2009

YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR PROXY.

CIT GROUP INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

As permitted by rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to this Proxy Statement and our 2008 Annual Report to you electronically via the Internet at www.proxyvote.com. If you are a holder of record, we are also mailing this Proxy Statement and our 2008 Annual Report to you.

If you received a Notice of Annual Meeting (“Notice”) by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you how to access and review all of the important information contained in the Proxy Statement and 2008 Annual Report. The Notice also instructs you how to submit your vote over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice or as set forth below under “Vote by Mail.”

Who is soliciting my vote?

The Board of Directors of CIT Group Inc. is soliciting your vote for our 2009 Annual Meeting of Stockholders.

What will I vote on?

You are being asked to vote on:

  The election of 8 directors for a term of one year or until the next annual meeting of stockholders;

  The ratification of the selection of our independent auditors for 2009;

  An amendment to our Long-Term Incentive Plan (“LTIP”) to increase the number of shares available under our LTIP;

  An amendment to our Employee Stock Purchase Plan (“ESPP”) to increase the number of shares available under our ESPP;

  Our issuance of shares of our common stock (including shares issuable upon adjustment) that may be issued upon exercise of the warrant we issued to the U.S. Department of the Treasury in connection with our participation in the Capital Purchase Program of the Troubled Assets Relief Program; and

  The compensation for CIT’s executives, pursuant to the American Recovery and Reinvestment Act of 2009, as disclosed pursuant to the compensation disclosure rules of the SEC.

What is the record date for the Annual Meeting?

The record date is the close of business on March 16, 2009. The record date is used to determine those stockholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.

How many votes can be cast by all stockholders?

A total of 388,979,014 votes may be cast on each matter presented, consisting of one vote for each share of CIT common stock, par value $0.01 per share, which was outstanding on the record date. CIT’s common stock is listed on the New York Stock Exchange (“NYSE”), and CIT is subject to the NYSE’s rules and regulations. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A quorum of a majority of the votes that may be cast, or 194,489,507 votes, must be present in person or represented by proxy to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us know as soon as possible that enough votes will be present to hold the meeting. In determining whether a quorum exists, we will include in the count (i) shares represented by proxies that reflect abstentions and (ii) shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners, or persons entitled to vote, and that are not voted by that broker or nominee).

How do I vote?

You may vote at the Annual Meeting in person or by proxy.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), we have furnished to you the proxy materials, including the enclosed proxy card. You may vote by mail, by telephone, on the Internet, or by attending the meeting and voting in person, as described below.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

Vote by Mail

To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. If you received a Notice, you can vote by mail by requesting paper copies of the proxy and materials by calling 1-800-579-1693, or going to www.proxyvote.com or by sending an email to sendmaterial@proxyvote.com and requesting a proxy card. If you request a proxy card by e-mail, please send a blank e-mail with your 12-digit Control Number in the subject line. Your Control Number is in the Notice of Annual Meeting mailed to you on April 1, 2009. Upon receipt of your request, the proxy card and hard copies of the annual report and other proxy materials will be mailed to you. Upon receipt, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. If you request hard copies, in future years, you will continue to receive hard copies of the proxy card and other materials automatically until such time as you may opt-out of receiving hard copies. If you wish to vote by mail, please make your request for paper copies of the proxy and materials on or before April 28, 2009.

Vote by Telephone

You can vote by calling 1-800-690-6903. You will need your 12-digit Control Number, which is in the Notice of Annual Meeting mailed to you on April 1, 2009.

Vote on the Internet

You can also choose to vote on the Internet by going to www.proxyvote.com. You will need your 12-digit Control Number, which is in the Notice of Annual Meeting mailed to you on April 1, 2009.

Vote at the Annual Meeting

If you want to vote in person at the Annual Meeting and you are a holder of record, you must register with the Inspector of Election at the Annual Meeting and produce valid identification. If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this proxy to the Annual Meeting, present it to the Inspector of Election, and produce valid identification.

How many votes will be required to elect a director or to adopt the proposals?

  To elect directors to the Board, a majority of the votes cast at the Annual Meeting is required. A nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election.

  To ratify the selection of our independent auditors, a majority of the shares represented at the Annual Meeting and entitled to vote is required.

  To approve the increase in the number of shares available under our Long-Term Incentive Plan and our Employee Stock Purchase Plan, a majority of the shares represented at the Annual Meeting and entitled to vote is required.

  To approve the issuance of shares of our common stock that may be issued upon exercise of the warrant we issued to the U.S. Department of the Treasury in connection with our participation in the Capital Purchase Program of the Troubled Assets Relief Program, a majority of the votes cast at the Annual Meeting is required; provided that the total vote cast on the proposal represents a majority of the shares outstanding and entitled to vote.

  To approve the compensation for our executives, pursuant to the American Recovery and Reinvestment Act of 2009, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, a majority of the shares represented at the Annual Meeting and entitled to vote is required.

Can a director be elected without receiving votes from a majority of the shares outstanding?

If a stockholder has provided notice of an intention to nominate one or more candidates to compete with the Board’s nominees, in accordance with the requirements of our Bylaws, and such stockholder has not withdrawn such nomination by the tenth day before we mail our Notice of Annual Meeting, then a director can be elected by a plurality of the votes cast, meaning that the eight nominees who receive the most votes “for” will be elected, even if it is less than a majority of the total shares outstanding, and stockholders will not be permitted to vote “against” a nominee. However, under our Bylaws and Corporate Governance Guidelines, if the election for directors is uncontested, meaning that the only nominees are those recommended by the Board, then each nominee for director must receive more votes “for” than “against” his or her election or re-election. Any nominee who fails to receive the required vote “for” his or her election or re-election must promptly tender his or her resignation to the Chairman of the Board. If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board of Directors whether to accept such resignation. The Board will act on the recommendation of the Nominating and Governance Committee no later than 90 days following the date of the Annual Meeting. See “CIT’s Corporate Governance — Majority Voting for Directors.” No stockholder has nominated any candidates for our Board, and therefore, the election is uncontested.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:

  Send in a new proxy card with a later date;

  Send a written revocation to the Corporate Secretary;

  Cast a new vote by telephone or Internet; or

  Attend the Annual Meeting and vote in person.

Written revocations of a prior vote must be sent by mail to the Secretary of CIT at our address shown above, or by delivering a duly executed proxy bearing a later date. If you attend the Annual Meeting and vote in person, your vote will revoke any previously submitted proxy. If you hold your shares in street name, you must contact your broker if you wish to change your vote.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “for” each of the eight nominees named in “Proposal 1, Election of Directors” and “for” the other five proposals.

What if I vote to abstain?

In the election of directors, you can vote for or against the eight directors named on the proxy card, or you may abstain from voting for one or more of the directors. Abstentions will not affect the vote on the election of directors.

In connection with all other proposals, you may vote for or against each proposal, or you may abstain from voting on those proposals. Abstentions on all other proposals (other than the proposal to elect directors) will have the same effect as a vote against the proposals.

What happens if I do not vote?

If you are a holder of record and you do not vote shares held in your name, those shares will not be voted.

If you hold your shares in street name with a broker who is a member of the NYSE and do not instruct your broker as to how to vote your shares, your broker can vote your shares on the election of directors, and the ratification of the selection of our independent auditor in your broker’s discretion. However, your broker cannot vote on the increase in the number of shares available under our Long-Term Incentive Plan, the increase in the number of shares available under our Employee Stock Purchase Plan, our issuance of shares upon exercise of the warrant issued to the U.S. Department of the Treasury in connection with participation in the Capital Purchase Program of the Troubled Assets Relief Program, or the compensation for our executives as disclosed pursuant to the compensation disclosure rules of the SEC.

If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes will have no effect on the election of directors, the ratification of the selection of the independent auditor, or on the other proposals. Brokers who are members of the National Association of Securities Dealers, Inc. may vote shares held by them in nominee name if they are permitted to do so under the rules of any national securities exchange to which they belong. A member broker of the NYSE may not, under NYSE rules, vote on matters that are not routine if the beneficial owner has not provided the broker with voting instructions.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of stockholder proxies. Individual stockholder votes are kept confidential, unless disclosure is: (i) necessary to meet legal requirements or to assert or defend claims for or against CIT or (ii) made during a contested proxy solicitation, tender offer, or other change of control situations.

What if there is voting on other matters?

Our By-Laws provide that business may be transacted at the Annual Meeting only if it is (a) stated in the Notice of Annual Meeting, (b) proposed at the direction of our Board or (c) proposed by any CIT stockholder who is entitled to vote at the Annual Meeting and who has complied with the notice procedures in our By-Laws. The deadline for any stockholder to notify us of any proposals was February 5, 2009, and we received only one notification of a stockholder proposal, which was subsequently withdrawn.

What was the deadline for stockholders to notify us of proposals for the 2009 Annual Meeting of Stockholders?

The deadline for submitting stockholder proposals for the 2009 Annual Meeting for inclusion in the Proxy Statement was November 26, 2008. The deadline for submitting stockholder proposals for the 2009 Annual Meeting for inclusion on the agenda was February 5, 2009.

What is the deadline for stockholders to notify us of proposals for the 2010 Annual Meeting of Stockholders?

The deadline for submitting stockholder proposals for the 2010 Annual Meeting for inclusion in the Proxy Statement is December 1, 2009. The deadline for submitting stockholder proposals for the 2010 Annual Meeting for inclusion on the agenda is February 11, 2010.

Will a representative of the Company’s independent registered public accounting firm be present at the Annual Meeting?

Yes, a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and can answer questions that you may have. The representative will also have the opportunity to make a statement, if PricewaterhouseCoopers LLP desires to do so. The Board of Directors has approved the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2009, subject to ratification by stockholders.

Will the directors attend the Annual Meeting?

Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting. In addition, a Board meeting is scheduled immediately following the Annual Meeting. At the 2008 Annual Meeting of Stockholders, all 8 nominees for director who were on the Board at that time were present.

How can I attend the Annual Meeting?

Only stockholders as of the record date, March 16, 2009 (or their proxy holders), may attend the Annual Meeting. If you plan to attend the Annual Meeting or appoint someone to attend as your proxy, please check the box on your proxy card. If you are voting by telephone or Internet, follow the instructions provided to indicate that you or your proxy holder plan to attend. You or your proxy holder will then need to show photo identification at the stockholders’ admittance desk to gain admittance to the Annual Meeting.

If you do not inform us in advance that you plan to attend the Annual Meeting, you will need to bring with you:

  Photo identification, and

  If you hold your shares in street name, proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do any stockholders beneficially own more than 5% of our common stock?

Yes. According to public filings, as of December 31, 2008, there were three holders that beneficially owned more than 5% of our common stock: FMR LLC (1), Brandes Investment Partners, LP, and Franklin Mutual Advisors, LLC.

(1) The beneficial ownership position reported by FMR LLC in its Schedule 13G filed February 17, 2009 includes 5,758,011 common shares relating to its right to convert its 1,456,765 shares of CIT Group 8.75% Non-Cumulative Perpetual Convertible Preferred Stock, Series C to common shares at an exchange ratio of 3.9526 shares of common for each share of Convertible Preferred Stock.

How can I review the list of stockholders eligible to vote?

A list of stockholders as of the record date will be available at our offices at 505 Fifth Avenue, New York, New York 10017 from May 1, 2009 to the date of the Annual Meeting for inspection and review by any stockholder during regular business hours. We will also make the list available at the Annual Meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

CIT pays the cost of preparing proxy materials and of soliciting your vote. We have retained D.F. King & Co., Inc. to assist us in this proxy solicitation, and we anticipate that their fees will be approximately $15,000. In addition, proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We also may pay brokers, nominees, fiduciaries, and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions.

PROPOSAL 1

ELECTION OF DIRECTORS

     Our full Board of Directors met 17 times during 2008. The Audit Committee met 9 times, the Compensation Committee met 12 times, and the Nominating and Governance Committee met 4 times during 2008. All of the nominees listed below attended at least 75% of the aggregate of the meetings of the Board and of any committee on which he or she served (or, for those directors who first joined the Board in 2008, held during the periods that he or she served). In addition, in accordance with our Corporate Governance Guidelines, all 8 of the nominees for director who were on the Board at that time attended our 2008 Annual Meeting.

     The directors elected at the Annual Meeting will each serve for a term of one year, or until the next annual meeting of stockholders. Should any nominee become unavailable for election, the Board may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a majority of the votes cast, except as described below under “CIT’s Corporate Governance – Majority Voting for Directors”.

     The following individuals are the eight nominees for election as directors at the Annual Meeting. The information below includes each nominee’s age as of February 15, 2009 and business experience during the past five years, and was provided to CIT by the nominees. CIT knows of no family relationship among the nominees. Certain directors may also be directors or trustees of privately held businesses or not-for-profit entities that are not referred to below.

Nominees

Name	Age	Principal Occupation

Jeffrey M. Peek	61	Chairman of the Board and Chief Executive Officer of CIT

William M. Freeman	56	Chairman of the Board of Arbinet-thexchange, Inc.

Susan M. Lyne	58	Chief Executive Officer of Gilt Groupe Inc.

Marianne Miller Parrs	64	Retired Executive Vice President & Chief Financial Officer of International Paper Company

John R. Ryan	63	President and Chief Executive Officer of the Center for Creative Leadership

Seymour Sternberg	65	Chairman of the Board of New York Life Insurance Company

Peter J. Tobin	64	Retired Special Assistant to the President of St. John’s University

Lois M. Van Deusen	69	Managing Member of LVD Consulting, LLC and Of Counsel to McCarter & English, LLP

     Jeffrey M. Peek has served as our Chief Executive Officer since July 2004 and as Chairman of the Board of Directors of CIT since January 1, 2005. Mr. Peek joined CIT as President and Chief Operating Officer and as a director in September 2003. Previously, Mr. Peek was Vice Chairman of Credit Suisse First Boston LLC and

was responsible for the firm’s Financial Services Division, including Credit Suisse Asset Management, Pershing and Private Client Services. He was on the Group Executive Board of Credit Suisse Group as well as a member of CSFB’s Executive Board and Operating Committee. Prior to joining CSFB in 2002, Mr. Peek was with Merrill Lynch since 1983, where he rose to the level of Executive Vice President of Merrill Lynch & Co., Inc. and was President of Merrill Lynch Investment Managers. He also served on the Executive Management Committee of Merrill Lynch & Co. Mr. Peek is Chairman of the Advisory Board, Bendheim Financial Center, Princeton University; Advisor to the Executive Board of Diamond Castle Holdings; Member of the New York Public Library President’s Council, Member of the Board of Directors and Chairman’s Council of the Metropolitan Museum of Art; and a member of the Investment Committee for St. Matthews Church, Bedford, NY.

     William M. Freeman has served as a director of CIT since July 2003. Mr. Freeman has served as Chairman of the Board of Arbinet-thexchange, Inc. since September 2008. Previously, Mr. Freeman served as President and Chief Executive Officer and Director of Arbinet-thexchange, Inc. since November 2007. Prior to joining Arbinet-thexchange, Mr. Freeman was elected to the Board of Motient Corp., now Terrestar Corp., in February 2007, and Chairman of Motient/Terrestar in March 2007. Mr. Freeman also served as Chief Executive Officer and Director of Leap Wireless International, Inc. from May 2004 to February 2005 and as President of the Public Communications Group of Verizon Communications Inc. from 2000 to February 2004. Mr. Freeman served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic-Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since 1974. Mr. Freeman is a founder and co-owner of Synthesis Security LLC. Mr. Freeman serves on the Board of Trustees of Drew University. Mr. Freeman is also a director of Value Added Holdings, Inc., a privately held communications company.

     Susan M. Lyne has served as a director of CIT since October 2006. Ms. Lyne has served as Chief Executive Officer of Gilt Groupe Inc. since 2008. Previously, Ms. Lyne served as President, Chief Executive Officer and director of Martha Stewart Living Omnimedia, Inc. since November 2004. Prior to joining Martha Stewart Living, Ms. Lyne served in various positions at Walt Disney Company, including President, ABC Entertainment from 2002 to 2004, Executive Vice President, Movies & Miniseries, ABC Entertainment from 1998 to 2002, and Executive Vice President, Acquisition, Development & New Business, Walt Disney Motion Picture Group, 1996 to 1998. Prior to Walt Disney Company, she worked for News Corporation Ltd. and K111 for approximately nine years as Founder, Editor in Chief & Publication Director, Premier Magazine. Ms. Lyne is a Trustee for The Posse Foundation and The Public Theatre.

     Marianne Miller Parrs has served as a director of CIT since January 2003. Ms. Parrs retired at the end of 2007 from the International Paper Company where she had served as Executive Vice President and Chief Financial Officer since November 2005 and as interim Chief Financial Officer since May 2005. Ms. Parrs also has served as Executive Vice President with responsibility for Information Technology, Global Sourcing, Global Supply Chain – Delivery, a major supply chain project, and Investor Relations since 1999. From 1995 to

1999, Ms. Parrs served as Senior Vice President and Chief Financial Officer of International Paper. Previously, she served in a number of other executive and management positions at International Paper since 1974, and was a security analyst at a number of firms prior to joining International Paper Company. Ms. Parrs serves on the Board of Rise Foundation in Memphis, Tennessee and the Board of the Leadership Academy, Memphis.

     Vice Admiral John R. Ryan has served as a director of CIT since July 2003. Mr. Ryan has been President and Chief Executive Officer of the Center for Creative Leadership in Greensboro, North Carolina since June 2007. Previously, Mr. Ryan served as Chancellor of the State University of New York since June 2005. Mr. Ryan also served as President of the State University of New York Maritime College from June 2002 until June 2005 while also serving as the Interim President of the State University of New York at Albany from February 2004 until February 2005. From 1998 to 2002, Mr. Ryan was Superintendent of the U.S. Naval Academy, Annapolis, Maryland. Mr. Ryan served in the U.S. Navy from 1967 to July 2002, including as Commander of the Fleet Air Mediterranean in Naples, Italy from 1995 to 1998, Commander of the Patrol Wings for the U.S. Pacific Fleet in Pearl Harbor from 1993 to 1995, and Director of Logistics for the U.S. Pacific Command in Aiea, Hawaii from 1991 to 1993. Mr. Ryan is also a director of Cablevision Systems Corp., the Center for Creative Leadership and the U.S. Naval Academy Foundation.

     Seymour Sternberg has served as a director of CIT since December 2005. Mr. Sternberg has served as Chairman of the Board of New York Life Insurance Company since April 1997. Mr. Sternberg joined New York Life as a Senior Vice President in 1989, and held positions of increasing responsibility, including Executive Vice President, Vice Chairman, and President, Chief Operating Officer and Chief Executive Officer. Mr. Sternberg serves on the Board of Express Scripts, Inc., a pharmacy benefits manager. He is a member of the Council on Foreign Relations and the Business Roundtable, serving on its Task Forces on International Trade and Investment, Security and Fiscal Policy, and is a member of the boards of the U.S. Chamber of Commerce, New York-Presbyterian Hospital, Northeastern University, the Hackley School, Big Brothers/Big Sisters, New York City Partnership, the New York City Leadership Academy, CUNY Business Leadership Council, the Kennedy Center Corporate Fund and the Lincoln Center Consolidated Corporate Fund, Leadership Committee.

     Peter J. Tobin has served as a director of CIT since July 1, 2002, and previously from May 1984 to June 1, 2001. Mr. Tobin retired from St. John’s University in May 2005, after serving as Special Assistant in Corporate Relations and Development to the President of St. John’s University since September 2003, and previously as Dean of the Peter J. Tobin College of Business at St. John’s University since August 1998. From March 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to March 1996, Mr. Tobin served as Chief Financial Officer of Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. He is also a director of AXA Financial, AllianceBernstein Corporation, a subsidiary of AXA Financial that manages mutual funds, H.W. Wilson, a publishing company, and an officer and director of Rock Valley Tool.

     Lois M. Van Deusen has served as a director of CIT since January 2003. Ms. Van Deusen is the Managing Member and 100% owner of LVD Consulting, LLC, which was formed in January 2008, and Of Counsel and the former Managing Partner of McCarter & English, LLP, a regional law firm based in Newark, New Jersey. Ms. Van Deusen joined McCarter & English in 1978, was named a partner in 1986 and retired from the partnership in 2007. Ms. Van Deusen is Secretary of John A. Van Deusen & Associates, Inc. Additionally, Ms. Van Deusen sits on the Boards of Habitat for Humanity Newark, Inc., Legal Services of New Jersey, Inc., New Jersey Institute for Social Justice, Inc., and Newark Community Foundation, Inc.

     The Board of Directors recommends a vote “For” each of the nominees for director.

     A majority of the votes cast at the Annual Meeting is required to elect directors to the Board. A nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election.

Retiring Directors

     At the time of our Annual Meeting, Gary C. Butler, who has served as a director since February 2004, James S. McDonald, who has served as director since October 2007, and Timothy M. Ring, who has served as director since January 2005, are retiring and will not stand for reelection due to the increased demands related to CIT becoming a bank holding company in December 2008 and time constraints related to each of their other professional commitments and responsibilities. We would like to thank Messrs. Butler, McDonald and Ring for their dedicated service to CIT.

CIT’S CORPORATE GOVERNANCE

Independence of Directors

     Our Corporate Governance Guidelines require that a substantial majority of the Board be composed of directors who meet the independence criteria established by the NYSE. For a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with CIT (either directly or as a partner, stockholder, or officer of an organization that has a relationship with CIT). In making its determination, the Board considers all relevant facts and circumstances, both with respect to the director and with respect to any persons or organizations with which the director has an affiliation. The Board considers the following criteria, among others, in determining whether a director qualifies as independent:

  The director cannot have been an employee, or have an immediate family member who was an executive officer, of CIT during the preceding three years;

  The director cannot receive, or have an immediate family member who has received, more than $120,000 per year in direct compensation from CIT, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service) during the preceding three years;

  The director cannot be affiliated with or employed by, or have an immediate family member who was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of CIT during the preceding three years;

  The director cannot be employed, or have an immediate family member who was employed, as an executive officer of another company if any of CIT’s executives has served on that company’s compensation committee during the preceding three years; and

  The director cannot be an executive officer or an employee, or have an immediate family member who was an executive officer, of a company that made payments to or received payments from CIT for property or services in an amount per year in excess of the greater of $1 million or 2% of such company’s consolidated gross revenues during the preceding three years.

     Pursuant to CIT’s written Related Person Transactions Policy and the Charter of CIT’s Nominating and Governance Committee, the Nominating and Governance Committee (or its Chair) reviews and approves all transactions between CIT and any “related person” that are required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission (the “Commission”). As required by our Related Person Transactions Policy, we survey directors and executive officers on an annual basis, and require new directors to complete a questionnaire before they are elected, to determine whether they have entered into any related person transactions. In addition, directors and executive officers are required to advise us prior to entering into new transactions between the annual surveys. For purposes of determining the impact of payments to or from CIT for property or services on director independence, we do not include payments made in the ordinary course of business, such as for utilities, or payments for property or services awarded as a result of a competitive bid. In addition to the above criteria, the Nominating and Governance Committee reviews all of CIT’s charitable contributions in any calendar year that exceed the lesser of $25,000 or 2% of the charity’s annual consolidated gross revenues to an organization with which a director is affiliated to consider the contribution’s potential impact on the applicable director’s independence.

     Except for Mr. Peek, our CEO, the Board has determined that all of the directors are independent under the criteria established by the New York Stock Exchange and under CIT’s Corporate Governance Guidelines. In making this determination, the Board considered that New York Life Insurance Company, whose Chairman is Mr. Sternberg, provides services to CIT. The Board determined that Mr. Sternberg is independent, notwithstanding the services provided to CIT by his principal employer, because the services are arms-length transactions provided in the ordinary course of business, the fees payable are less than 2% of the consolidated gross revenues for each of the last three years for each of CIT and the service provider, and the contract was awarded pursuant to a competitive bid process.

     The independent directors meet in executive session during each regularly scheduled meeting of the Board and many of the special meetings of the Board. The Board elected Vice Admiral John R. Ryan as Lead Director, and, in such capacity, he presides at executive sessions of the independent directors, reviews and provides input with respect to the agenda for Board meetings and coordinates communications between the Board and the CEO. A current copy of the Corporate Governance Guidelines is available on our website at http://www.cit.com/main/about-cit/corporate-governance/board-committees.htm, or a hard copy is available by written request to our General Counsel and Secretary, One CIT Drive, Livingston, New Jersey 07039. The Corporate Governance Guidelines were adopted by the Board on January 21, 2004 and last amended on March 10, 2009.

Majority Voting for Directors

     Under our By-Laws and Corporate Governance Guidelines, if the nominees are all nominated by CIT, a nominee for director is elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. However, directors are elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of CIT receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees set forth in our By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before CIT first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, as permitted under Delaware Law and our By-Laws, stockholders shall not be permitted to vote against a nominee. Votes cast shall not include abstentions with respect to the election of directors. Under our Corporate Governance Guidelines, any nominee who fails to receive the required vote “for” his or her election or re-election must promptly tender his or her resignation to the Chairman of the Board. If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will promptly consider the resignation submitted by such director and will recommend to the full Board whether to accept such resignation. The Nominating and Governance Committee will consider all factors that it deems relevant in making its recommendation, including the stated reasons why stockholders voted “against” the director, the length of service and qualifications of the director, the director’s contributions to CIT, and CIT’s Corporate Governance Guidelines.

     The Board will act on the recommendation of the Nominating and Governance Committee no later than 90 days following the date of the stockholders’ meeting at which the election occurred. The Board will consider the factors considered by the Nominating and Governance Committee and such other information and factors as the Board deems relevant. We will promptly disclose the Board’s decision whether to accept the resignation as tendered, and provide a full explanation of the process by which the decision was reached and, if applicable, the reasons the Board rejected the tendered resignation, in a Form 8-K filed with the Commission.

     To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Board Committees

     During 2008, our Board maintained an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. On March 10, 2009, our Board created a Risk Management Committee. The Compensation Committee and the Nominating and Governance Committee are each comprised of three directors, the Audit Committee is comprised of four directors and the Risk Management Committee is comprised of two directors. Each director serving on any of the Committees is independent as defined by the NYSE and applicable law. Current copies of the written charter of each committee are available on our website at http://www.cit.com/main/about-cit/corporate-governance/board-committees.htm.

Audit Committee

The Audit Committee conducts its duties consistent with a written charter. Its duties include:

  Monitoring the quality and integrity of our financial reporting process, financial statements and systems of internal controls regarding finance and accounting, including reviewing our annual report on Form 10-K and quarterly reports on Form 10-Q prior to filing with the SEC;

  Reviewing our corporate compliance policies and monitoring compliance with our Code of Business Conduct and other compliance policies with legal and regulatory requirements, including reviewing any significant case of employee conflict of interest or misconduct;

  Reviewing the budget, plan and activities of the Internal Audit Department and the appointment, performance and replacement of the Director of Internal Audit;

  Monitoring the qualifications, independence and performance of the independent auditors, including approving in advance all audit and non-audit engagements;

  Retaining and determining the compensation of the independent auditors;

  Monitoring our financial, litigation and compliance risks; and

  Reporting to our Board as appropriate.

     Marianne Miller Parrs (Chairperson), Peter J. Tobin, Seymour Sternberg, and James S. McDonald serve as members of the Audit Committee. However, Mr. McDonald will not stand for reelection to the Board at CIT’s 2009 Annual Meeting. The charter for our Audit Committee intends to comply with NYSE requirements and applicable law. The Board adopted the charter on October 22, 2003 and last amended it on July 17, 2006. The Board has determined that Mr. Tobin and Ms. Parrs each meets the standard of “Audit Committee Financial Expert”, as defined by the rules of the Securities and Exchange Commission, and that each member of the Audit Committee is independent from management and financially literate, as defined by the NYSE listing standards.

Compensation Committee

     The Compensation Committee evaluates, oversees and approves the compensation and benefits policies for our executive officers. It conducts its duties consistent with a written charter, assists our Board in fulfilling its responsibilities for overseeing the compensation of our executive officers and is responsible for the following:

  Reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of such goals and objectives;

  Recommending to the Board the compensation and benefits for the CEO considering (at a minimum) CIT’s performance, relative shareholder return and the value of compensation granted to CEO’s at comparable or peer companies.;

  Setting compensation for our executive officers other than the CEO, after consideration of the CEO’s recommendations;

  In accordance with the American Recovery and Reinvestment Act of 2009 (“ARRA”), meeting at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to CIT, as a participant in the Capital Purchase Program under the Emergency Economic Stabilization Act (“EESA”), to ensure that such plans do not encourage employees to take unnecessary and excessive risks; and, to the extent required by EESA, reviewing, at least annually “Senior Executive Officer” (as defined in EESA) compensation, to ensure SEO compensation does not encourage such officers to take unnecessary and excessive risks.

  Maintaining compensation practices that are consistent with applicable market standards and compliant with applicable regulatory requirements;

  Recommending to the Board the approval, amendment and termination of any of our plans that permit awards of our common stock;

  Approving significant amendments to the retirement plans, severance plans, deferred compensation plans or any other compensation or benefit plans in which our executive officers participate;

  Overseeing our policies on structuring compensation programs for executive officers to preserve tax deductibility and to establish and certify, as and when required, the attainment of performance goals pursuant to the U.S. tax code;

  Discussing and reviewing with management the disclosure regarding compensation and benefit matters and the Compensation Discussion and Analysis (“CD&A”) in the annual proxy statement, and recommending to the full Board whether the CD&A should be included in the annual proxy statement; and

  Producing the Compensation Committee Report for inclusion in our annual proxy statement or in our Annual Report filed on Form 10-K, in accordance with applicable regulations.

     As discussed below, director compensation is recommended by the Nominating and Governance Committee and approved by the Board.

     Our CEO recommends to the Compensation Committee the compensation for all of our other executive officers. The Compensation Committee reviews and considers the CEO’s recommendations in its approval of our executive officers’ annual salary, annual cash incentive awards and equity awards. The Compensation Committee has delegated to the CEO, within limits approved annually by the Compensation Committee, the responsibility of allocating non-equity and equity incentive awards to plan participants other than our executive officers.

     A written charter governs the compensation decisions and operations of the Compensation Committee. The Board approved and adopted the charter on January 21, 2004 and last amended it on March 10, 2009. The Compensation Committee periodically reviews its charter and conducts self-assessments to determine if it functions effectively.

     The Compensation Committee has engaged the independent, external consulting firm Towers Perrin to advise the Compensation Committee on all matters relating to the compensation of our executive officers. The Compensation Committee directly retained Towers Perrin. Towers Perrin provides various advisory services to the Compensation Committee in the course of fulfilling the Compensation Committee’s responsibilities under its charter, which include determination of executive and director compensation. No specific instructions or directions were provided to Towers Perrin regarding the performance of their duties. The Compensation Committee has authorized Towers Perrin to interact with CIT’s management to obtain or confirm information, as needed, on behalf of the Compensation Committee. The Compensation Committee allows Towers Perrin to provide additional services for the Company, subject to the Compensation Committee’s prior approval pursuant to its charter.

     In addition, during 2008, CIT engaged an external consulting firm, Watson Wyatt, to support management in generating data and analysis for its presentations and recommendations to the Compensation Committee. Watson Wyatt also provides management with various advisory services on all compensation matters at CIT, at management’s direction, including on matters relating to the compensation of our executive officers. Watson Wyatt is engaged to provide its independent view of compensation design and practices and does not receive specific instructions or directions regarding the recommendations and other information it provides concerning executive officer pay. CIT does not believe Watson Wyatt’s relationship with management interferes with Watson Wyatt’s ability to provide independent perspective or advice.

     William M. Freeman (Chairperson), Susan M. Lyne, and Timothy M. Ring serve as members of the Compensation Committee. However, Mr. Ring will not stand for reelection to the Board at CIT’s 2009 Annual Meeting.

Nominating and Governance Committee

     The Nominating and Governance Committee conducts its duties consistent with a written charter, which duties include:

  Identifying and recommending qualified candidates to fill positions on the Board and its committees;

  Recommending to the Board the compensation and benefits for directors (other than directors who are also employees of CIT);

  Overseeing the evaluation of the structure, duties, size, membership and functions of the Board and its Committees, as appropriate, including advising the Board as to whether any director has a conflict of interest;

  Overseeing the evaluation of the Board and its committees and members, including the self- evaluation of the Nominating and Governance Committee;

  Overseeing corporate governance, including developing and recommending corporate governance guidelines and policies;

  Overseeing the succession planning process for CIT’s chief executive officer, executive officers and senior managers holding significant positions within CIT; and

  Reviewing disclosures in our annual proxy statement, including any shareholder proposals and any statements in opposition.

     Lois M. Van Deusen (Chairperson), John R. Ryan and Gary C. Butler serve as members of the Nominating and Governance Committee. However, Mr. Butler will not stand for reelection to the Board at CIT’s 2009 Annual Meeting. The Board adopted the Nominating and Governance Committee’s charter on January 21, 2004 and last amended it on March 10, 2009.

     The Nominating and Governance Committee will consider and evaluate all director candidates recommended by our stockholders in accordance with the procedures set forth in our Corporate Governance Guidelines. Stockholders may propose qualified nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information in writing to: Office of the General Counsel, CIT Group Inc., One CIT Drive, Livingston, New Jersey 07039. Such supporting information shall include (1) a statement containing the notarized signature of the nominee whereby such nominee consents to being nominated to serve as a director of CIT and to serving as a director if elected by the stockholders; (2) information in support of the nominee’s qualifications to serve on the Board and the nominee’s independence from management; (3) the name or names of the stockholders who are submitting such proposal, the number of shares of CIT common stock held by each such stockholder, and the length of time such shares have been beneficially owned by such stockholders; and (4) any other information that the stockholder believes to be pertinent. To be considered for nomination, any such nominees shall be proposed as described above no later than December 15th of the calendar year preceding the applicable annual stockholders meeting.

     Our Corporate Governance Guidelines set forth the following general criteria for nomination to our Board:

  Directors should possess senior level management and decision-making experience;

  Directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

  Directors should have the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to CIT and its stockholders;

  Directors should be highly accomplished in their respective fields, with leadership experience in corporations or other complex organizations, including government, educational, and military institutions;

  In addition to satisfying the independence criteria described in our Corporate Governance Guidelines, non-management directors should be able to represent all stockholders of CIT;

  Directors who are expected to serve on a committee of the Board shall satisfy the NYSE and legal criteria for members of the applicable committee;

  Directors should have the ability to exercise sound business judgment and to provide advice and guidance to our CEO with candor; and

  The Board’s assessment of a director candidate’s qualifications includes consideration of diversity, age, skills, and experience in the context of the needs of the Board.

     The foregoing general criteria apply equally to the evaluation of all potential, non-management director nominees, including those individuals recommended by stockholders.

Risk Management Committee

     The Risk Management Committee oversees CIT’s risk management functions and processes. It conducts its duties consistent with a written charter, assists our Board in fulfilling its responsibilities for overseeing the major risks inherent to CIT’s business, including credit risk, market risk, reputation risk, business continuity risk and operational risk and is responsible for the following:

  Overseeing our risk management functions and processes;

  Reviewing the plan, budget, activities, organizational structure, staffing, scope of authority and qualifications of the loan review organization responsible for auditing compliance with CIT’s credit policies and practices;

  Reviewing and ensuring the adequacy of CIT’s business continuity and disaster recovery plans;

  Reviewing and ensuring the adequacy of CIT’s information security policies and technology risk management program;

  Reviewing CIT’s corporate insurance program at least annually; and

  Coordinating oversight of risk management with the Audit Committee.

     A written charter governs the decisions and recommendations of the Risk Management Committee. The Board approved and adopted the charter on March 10, 2009. The Risk Management Committee is to periodically review its charter and conduct self-assessments to determine if it functions effectively.

     Peter J. Tobin (Chairperson), and John R. Ryan serve as members of the Risk Management Committee.

Communicating with Directors

     Any person who has a concern about CIT’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the non-management directors. In addition, CIT’s stockholders may communicate with the Board regarding any topic of current relevance to CIT’s business. The foregoing communications may be submitted in writing to the Lead Director, the Audit Committee, or the non-management directors as a group by writing to them care of CIT’s General Counsel and Secretary, One CIT Drive, Livingston, New Jersey 07039, or by email to directors@cit.com. Concerns and stockholder communications may also be directed to the Board by calling the CIT Hotline in the U.S. or Canada at 1-877-530-5287. To place calls from other countries in which CIT has operations, individuals may call the toll free numbers listed in our Code of Business Conduct, which is available on our website at http://www.cit.com/main/about-cit/corporate-governance/board-committees.htm. These concerns can be reported confidentially or anonymously. Concerns and issues communicated to the Board will be addressed through CIT’s regular procedures:

  Depending on the nature of the concern or issue, your communication may be referred to CIT’s Director of Internal Audit, General Counsel, Head of Human Resources or other appropriate executive for processing, investigation, and follow-up action.

  Concerns relating to CIT’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee.

  All other concerns will be referred to either CIT’s Lead Director or to one or more non-management members of the Board.

     On a periodic basis, the Board, or the appropriate committee of the Board, is provided with a summary and/or copies of the applicable communications described above.

Compensation Committee Interlocks, Insider Participation and Banking Interlocks

     There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the rules of the Commission. No member of our Compensation Committee is a current or former officer or employee of CIT. No member of our Board and none of our “senior executive officers” (as defined in 12 C.F.R. §303.101) is a management official of an unaffiliated depository organization.

EXECUTIVE OFFICERS

     The following table sets forth information as of February 15, 2009 regarding our executive officers, other than Mr. Peek, our CEO, whose information is provided above under “Nominees”. The executive officers were appointed by and hold office at the discretion of the Board. No family relationship exists among CIT’s executive officers or with any director. The executive officers, like all directors and employees, are subject to CIT’s Code of Business Conduct, which is available on our website at http://www.cit.com/main/about-cit/corporate-governance/board-committees.htm. Certain executive officers may also be directors or trustees of privately held or not-for-profit organizations that are not referred to below.

Name	Age	Position

John F. Daly	60	President, Trade Finance

James J. Duffy	54	Executive Vice President – Human Resources

Nancy J. Foster	47	Executive Vice President and Chief Risk Officer

Kelley J. Gipson	47	Executive Vice President – Brand Marketing and Communications

Robert J. Ingato	48	Executive Vice President, General Counsel and Secretary

C. Jeffrey Knittel	50	President, Transportation Finance

Joseph M. Leone	55	Vice Chairman and Chief Financial Officer

Lawrence A. Marsiello	58	Retired Vice Chairman and Chief Lending Officer

Alexander T. Mason	57	President and Chief Operating Officer

Kristine A. Snow	49	President, Vendor Finance

     John F. Daly has served as President of Trade Finance since 1999. Previously, Mr. Daly was Executive Vice President and Senior Credit Officer of CIT Trade Finance since 1996 and served in various other senior management positions since joining CIT in 1987. Prior to joining CIT, Mr. Daly was employed by Manufacturers Hanover Commercial Corporation since 1973.

     James J. Duffy has served as Executive Vice President – Human Resources since April 2006. Previously, Mr. Duffy was Senior Vice President of Human Resources for Citigroup’s Global Consumer Group. Before working at Citigroup, he held senior human resources positions at other major banking and manufacturing companies, including AlliedSignal, Ingersoll-Rand, Banker’s Trust and General Electric.

     Nancy J. Foster has served as Executive Vice President and Chief Risk Officer since March 1, 2008. Previously Ms. Foster, was Chief Credit Officer since January 2007. Prior to joining CIT, she was Group Senior Vice President at LaSalle Bank Corporation, a wholly owned subsidiary of ABN AMRO, NV. During her tenure at LaSalle, she held several roles in Middle Market Lending and Credit Risk Management.

     Kelley J. Gipson has served as Executive Vice President – Brand Marketing and Communications since September 2004. Previously, Ms. Gipson served as Senior Vice President, Director of Marketing and Communications since June 2000. Prior to joining CIT, she was Executive Vice President and Group Account Director with DraftWorldwide, a predecessor of Draftcb, and has also held a number of management positions within the advertising sector.

     Robert J. Ingato has served as Executive Vice President and General Counsel since June 2001, and as Secretary since August 14, 2002. Previously, Mr. Ingato served as Executive Vice President and Deputy General Counsel since November 1999. Mr. Ingato also served as Executive Vice President of Newcourt Credit Group Inc., which was acquired by CIT, since January 1998, as Executive Vice President and General Counsel of AT&T Capital Corporation, a predecessor of Newcourt, since 1996, and in a number of other legal positions with AT&T Capital since 1988.

     C. Jeffrey Knittel has served as President of Transportation Finance since April 2007 and CIT Aerospace since 1998. Previously, Mr. Knittel served as Executive Vice President of CIT Group/Capital Finance division since 1992, and in several other senior management positions within CIT Group/Capital Finance division since 1986. Mr. Knittel also served in various senior management positions with Manufacturers Hanover Leasing Corporation since 1982 and Cessna Finance since 1980.

     Joseph M. Leone has served as Vice Chairman and Chief Financial Officer since September 2003. Previously, Mr. Leone served as Executive Vice President and Chief Financial Officer since July 1995. Mr. Leone served as Executive Vice President of Sales Financing, a business unit of CIT, from June 1991, Senior Vice President and Controller since March 1986, and in a number of other executive and management positions with Manufacturers Hanover Corporation since May 1983. Mr. Leone is a certified public accountant.

     Lawrence A. Marsiello retired effective as of February 29, 2008. Previously Mr. Marsiello served as Vice Chairman and Chief Lending Officer since September 2003 and as Group President of CIT’s Commercial Finance Group since August 1999. Mr. Marsiello served as President of the Commercial Services business unit, the factoring unit of CIT, since August 1990, and in a number of other executive and management positions with CIT and Manufacturers Hanover Corporation since 1974.

     Alexander T. Mason has served as President and Chief Operating Officer since June 2008. Prior to joining CIT, Mr. Mason served as Vice Chairman and Chief Operating Officer of Mercantile Bankshares Corporation from November 2003 until its March 2007 acquisition by PNC Bank. Before then Mr. Mason held a succession of executive positions at Deutsche Bank and Bankers Trust, including the position of Vice Chairman, Deutsche Bank Americas, and prior to that he was Chief Operating Officer for Global Corporate Finance. Prior to Deutsche Bank, he spent more than 20 years at Bankers Trust where he last held the position of Managing Director and Co-Head of Corporate Finance.

     Kristine A. Snow has served as President of Vendor Finance since October, 2008. Previously, she served as Co-President of Global Vendor Finance since September 2007 and as President of Vendor Finance, Americas since September 2006. Prior to joining CIT, Ms. Snow spent 17 years at Sun Microsystems, Inc., most recently as Senior Vice President of Sun Microsystems Global Financial Services. Prior to Sun Microsystems, Ms. Snow held various positions with Cray Research Inc., Digital Equipment Corporation and General Electric’s Calma Division.

Section 16(a) Beneficial Ownership Reporting Compliance

     Mr. Peek filed two late Form 4s with respect to eleven transactions regarding the acquisition of common stock upon the reinvestment of dividends paid on shares of stock that vested in 2007 and for which Mr. Peek elected to defer receipt. Mr. Butler filed one late Form 5 with respect to three transactions regarding the acquisition of common stock. Mr. Terry Kelleher, former Co-President of Vendor Finance, filed one late Form 5 to report one transaction regarding the acquisition of common stock through reinvestment of dividends paid on vested shares of restricted stock and one late Form 3/A with respect to a certain adjustment in holdings of common stock. Ms. Lyne filed one late Form 5 with respect to one transaction regarding the acquisition of common stock through reinvestment of dividends on vested shares of restricted stock. Mr. McDonald filed one late Form 4 with respect to the acquisition of common stock. Ms. Gipson filed one late Form 4 with respect to one transaction regarding the sale of common stock and one late Form 3/A with respect to certain adjustments in holdings of common stock. Based on CIT’s records and other information, CIT believes that its directors and executive officers complied with all other applicable SEC filling requirements for reporting beneficial ownership of CIT's equity securities for the year ended December 31, 2008.

2009 AUDIT COMMITTEE REPORT

     Under the terms of its charter, the Audit Committee (i) monitors the quality and integrity of CIT’s financial reporting process, financial statements and systems of internal controls regarding finance and accounting, (ii) reviews CIT’s corporate compliance policies and monitors the compliance by CIT with its Code of Business Conduct, and its other compliance policies and with legal and regulatory requirements, (iii) monitors the qualifications, independence and performance of CIT’s internal audit function and independent registered public accounting firm, (iv) retains and determines the compensation of the independent auditors, and (v) monitors CIT’s financial, litigation and compliance risks. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Management has primary responsibility for the preparation and integrity of the financial statements and the reporting process. CIT’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to accounting principles generally accepted in the United States.

     The Audit Committee reviewed CIT’s audited financial statements and related SEC filings for the year ended December 31, 2008 and met with management and PricewaterhouseCoopers LLP (“PwC”), CIT’s independent registered public accounting firm, to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from PwC its written disclosures and letter regarding its independence from CIT, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC its independence from CIT and management. The Audit Committee has also determined, based on such disclosures, letter and discussions, that PwC’s provision of other non-audit services to CIT is compatible with the auditors’ independence.

     Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in CIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

February 19, 2009	Audit Committee

Peter J. Tobin, Chair
Marianne Miller Parrs
Seymour Sternberg
James S. McDonald

2009 COMPENSATION COMMITTEE REPORT

     The Compensation Committee has discussed and reviewed with management the Compensation Discussion and Analysis presented in this Proxy Statement. Based on this discussion and review of the Compensation Discussion and Analysis, the Compensation Committee has recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

March 9, 2009	Compensation Committee

William M. Freeman, Chair
Susan M. Lyne
Timothy M. Ring

COMPENSATION DISCUSSION AND ANALYSIS

     The Compensation Committee of our Board of Directors (the “Compensation Committee”) oversees our executive compensation program and administers certain aspects of the program. Information about our Compensation Committee and our executive officers who participate in executive compensation decisions can be found in the Compensation Committee sub-section of the Corporate Governance section of this Proxy Statement.

     This Compensation Discussion and Analysis (“CD&A”) describes our compensation program for named executive officers and the basis for decisions regarding their compensation for 2008. Our named executive officers for 2008 are Messrs. Peek, Leone, Mason, Duffy, Knittel and Marsiello.

Executive Summary

     The global capital markets dislocation and credit crisis, which began in 2007 in the subprime mortgage market and intensified in early 2008, has now resulted in a broad-based U.S. (and global) recession, prompting unprecedented government interventions in the financial services industry and sweeping sector change. The competitive landscape in which CIT conducts business changed dramatically as well. Several non-traditional competitors, such as hedge funds, exited the market. Other well-established firms significantly pulled back from the markets in which they compete with CIT.

     2008 was a transformational year for CIT. Operating within a very challenging environment, CIT’s management team worked to balance liquidity needs with profitability objectives. The company reported large losses from continuing operations combined with write-downs from discontinued operations in the residential lending business. Impacted by its poor financial performance and the pervasive market dislocation, CIT witnessed a dramatic decline in the price of its stock. Reflecting a focus on preserving the value of our commercial businesses, we streamlined our operations and reduced staff by 22%. We strengthened our balance sheet by raising capital and building credit reserves, improved the risk profile of our firm, largely through the sale of the company’s $10 billion home lending portfolio (which closed in July 2008), and generated over $20 billion of liquidity despite our inability to access public debt markets.

     The ongoing reassessment of CIT’s various business options during the second half of the year culminated in our application, and Federal Reserve Board approval in December 2008, to become a bank holding company, as well as the conversion of CIT Bank from a limited charter Utah industrial bank into a full service bank. CIT also sold $2.33 billion of CIT perpetual preferred stock and related warrants to the U.S. Department of the Treasury as a participant in the federal government’s Capital Purchase Program, part of the Troubled Assets Relief Program (“TARP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”).

     The efforts described above improved our capitalization and CIT begins 2009 as a bank holding company with the opportunity to refresh our business model with a bank at its core.

     Our compensation program for 2008 evolved in a number of key respects to address the significant business and market challenges facing the financial services industry in general and CIT in particular. In connection with our participation in TARP, we agreed to adopt a number of executive compensation restrictions established by the U.S. Department of the Treasury in October 2008. These standards were modified by Congress under the American Recovery and Reinvestment Act of 2009 (“ARRA”), the stimulus legislation enacted in the first quarter of 2009. As a result, we have begun the process of rethinking our incentive compensation program for our “senior executive officers” (generally, our named executive officers) and certain of our other most highly-compensated employees in order to provide them with meaningful incentives within the parameters of the new law. As of the date of this Proxy Statement, the process of establishing our senior executive officer incentive program for 2009 is ongoing.

What are the key compensation decisions we made in 2008?

     We made the following compensation decisions for 2008:

  We did not strictly apply the “total compensation” framework used in prior years, which focuses our decisions on the sum of a named executive officer’s base salary, annual cash incentive award and long-term equity incentive awards, in setting total incentive compensation for 2008.

  We did not award cash bonuses for 2008 to our CEO and CFO, based on our overall financial performance during 2008.

  We paid selected cash bonuses to reward exceptional individual performance in 2008, although bonus awards were not payable under the net income formula under the CIT Group Inc. Executive Incentive Plan.

  We made all of our equity-based awards to executive officers in respect of 2008 in the form of stock options. The only exception was for Mr. Mason, our new President and Chief Operating Officer, whose employment agreement requires awards of options and restricted stock units (“RSUs”).

  We did not make any payment under the performance share units (“PSUs”) granted in 2006 for the three-year performance period that ended in 2008, as the minimum performance threshold under the awards was not achieved.

  We implemented retention awards in January 2009 for 40 executives and key employees (including two of our named executive officers) from among our approximately 5,000 employees, in the form of cash-based awards that vest 100% after two years.

  In June 2008, we entered into an employment agreement with Mr. Mason in connection with his appointment as President and Chief Operating Officer of CIT. We also agreed to a one- year extension of Mr. Leone’s and Mr. Knittel’s employment agreements, which were scheduled to expire on December 31, 2008.

  We did not increase for 2009 the rate of base salary for any of our named executive officers.

     As previously noted, we sold $2.33 billion of perpetual preferred stock and warrants under the federal government’s Capital Purchase Program on December 31, 2008, and became subject to the executive compensation restrictions under TARP. Prior to our receipt of TARP funds, we obtained a waiver from each of Messrs. Peek, Leone, Mason, Duffy and Knittel of their rights to compensation not meeting TARP standards under EESA, as established by the U.S. Department of the Treasury in October of 2008. These standards were subsequently modified by ARRA in February 2009 and we are currently assessing the impact that ARRA and the regulations to be promulgated by the U.S. Department of the Treasury thereunder might have on stock option and retention awards granted to our executive officers in 2009. Furthermore, as noted above, we are examining our incentive compensation program for executive officers in light of the requirements of ARRA and the regulations to be promulgated by the U.S. Department of the Treasury thereunder.

     The remaining portions of this CD&A discuss our compensation program for named executive officers and the rationale under our program for these 2008 compensation decisions and certain compensation decisions affecting 2009 pay.

What is our compensation philosophy?

     Going into 2009, our guiding compensation philosophy has been to provide a total pay package that motivates our named executive officers to achieve our short-term and long-term business goals. To sustain our performance, we need to retain our existing talent and to attract individuals to our key leadership positions. One of the most important investments we make is in our employees, and we endeavor to design our compensation policies to maximize the return on that investment. As noted above and more fully below, the tools at our disposal to implement this philosophy have been limited under ARRA and the regulations to be promulgated by the Department of Treasury thereunder. In light of these requirements, as of the date of this Proxy Statement, we are in the process of redesigning our senior executive officer compensation program for 2009.

What are the key principles that influenced our 2008 compensation decisions?

     The following principles motivated and informed our named executive officer compensation decisions for 2008:

  Reward exceptional individual performance that contributed to franchise preservation. We awarded cash bonuses that were determined based on subjective assessments of performance made by senior management and the Compensation Committee. Bonuses were payable to reward exceptional performance and were not determined by plan formulas, benchmarking or the total compensation approach that we have used in prior years.

  Retain key talent. We introduced a two-year cash retention program in 2009 to retain key management and to compensate for the current lack of retention value in the long-term equity incentives currently held by our executive officers. As noted above, we are currently assessing the impact of ARRA on awards made to our executive officers under this plan.

  Take a long-term view that ties executives’ compensation to shareholder return. We made grants of all equity awards for 2008 performance in the form of stock options under the CIT Group Inc. Long-Term Incentive Plan (the “LTIP”). We have a limited number of shares available under our LTIP. Therefore, we determined the equity awards based on a number of shares for each recipient that reflects the individual’s performance and role within the organization relative to other employees (rather than granting equity based on a total dollar value pursuant to our total compensation philosophy). As a result of the limited number of shares available for grant, the value of our equity-based awards represents a significant decline from prior years in the weighting and value the long-term incentives otherwise would have had as part of total compensation. In addition, grants were made in a single tranche in January 2009 (rather than in January and July, as we have done in prior years) in order to obtain the maximum incentive and retention effect from these awards. By granting all equity- based awards in the form of options, we have strongly aligned the interests of our executives with that of shareholders and incented them to take actions that will enhance the value of the franchise, and presumably the stock price, over time. Moreover, a limited number of shares remain available for issuance within the existing authorization under the LTIP. With awards of stock options, the share counting rules under the LTIP permit awards covering a greater number of shares than with restricted stock, performance shares or similar forms of award. As noted above, we are currently assessing the impact of ARRA on grants of stock options made to our executive officers in January 2009.

  Equity-based awards are an important element of compensation. In order to continue to align the incentives of our executives with that of shareholders, we seek to maintain equity-based awards as an important component of total compensation. We are therefore requesting shareholder approval at the annual meeting for an increase in the number of shares authorized for issuance under our broad-based employee stock purchase plan and the LTIP. As noted

  below, we anticipate our ability to make future awards of equity-based compensation to our senior executive officers and other affected employees will be limited by ARRA and the regulations to be promulgated by the Department of Treasury thereunder.

  Be consistent with the market. We recognize that we compete with many firms to recruit and retain talent and therefore need to set executive compensation in line with market practices. Our Compensation Committee continues to be guided by an independent consultant, Towers Perrin, in overseeing our compensation program and in setting the compensation levels for our named executive officers. In addition, we have retained Watson Wyatt to assist management in the development and implementation of our compensation arrangements. Towers Perrin and Watson Wyatt attend Compensation Committee meetings regularly and conduct studies of compensation issues related to the design of our executive officer compensation program. More information about Towers Perrin and Watson Wyatt’s role can be found in the Compensation Committee sub-section of the Corporate Governance section of this Proxy Statement.

What are the components of our compensation program?

     Our compensation and benefits programs have historically consisted of the following components:

  Total compensation consisting of:
    Base salary;
    Annual cash incentive awards;
    Long-term equity incentive awards; and
    Cash-based retention awards.
  Competitive retirement, health and welfare benefits;
  Market-based severance and change of control protections, which are subject to limitations imposed by TARP; and
  Limited perquisites.

     We are currently evaluating the components of our compensation program in light of ARRA and the regulations to be promulgated by the Department of Treasury thereunder.

How does the total amount of 2008 base salary and incentive compensation relate to compensation for 2006 and 2007?

     The following table compares the amount of base salary and incentive compensation paid to Messrs. Peek, Leone, Mason, Knittel and Duffy for 2008 and the two preceding years. The presentation below varies from the presentation format in the Summary Compensation Table and related Grants of Plan-Based Awards Table in the following three respects:

     (1) It allocates equity awards to the year in which the awards were earned, rather than the year in which they were granted.

     (2) It reports the shares subject to equity awards, rather than amounts recorded as expense for financial accounting purposes.

     (3) Finally, it lists the total “incentive compensation value” that we used to determine the incentive awards made to each executive.

     We believe the presentation below fairly illustrates on a year-over-year basis the base salary and incentive compensation paid to our named executive officers. Mr. Marsiello was excluded from this table, due to his retirement in February 2008.

COMPONENTS OF COMPENSATION

Name	Year	Base Salary	Incentive Compensation (1) (2)			Value of Total Compensation	Realized / Estimated Realizable Value of Equity-Based Awards as of 12/31/08 (3)
			Form of Awards	Value/Units

Jeffrey M. Peek	2008	$800,000	Incentive Compensation	$–		$800,000

	2007	$800,000	Incentive Compensation	$–		$800,000
			Retention Award	$3,172,500		$3,172,500
			Restricted Cash Units (#)	150,000			$681,000

			2007 TOTAL COMPENSATION PLUS RETENTION			$3,972,500

	2006	$800,000	Incentive Compensation	$13,100,000		$13,900,000
			Cash Bonus	$3,010,000
			Stock Options (#)	238,237			$–
			Performance Share Units (Target #)	107,075			$121,530

Joseph M. Leone	2008	$500,000	Incentive Compensation	$–		$500,000

	2007	$500,000	Incentive Compensation	$–		$500,000

	2006	$500,000	Incentive Compensation	$4,400,000		$4,900,000
			Cash Bonus	$1,050,000
			Stock Options (#)	79,098			$–
			Performance Share Units (Target #)	35,551			$40,350

Alexander T. Mason	2008	$650,000	Incentive Compensation	$3,850,000		$4,500,000
			Cash Bonus	$1,350,000
			Stock Options - Jan 2009 Grant (#)	657,895
			Stock Options - Jul 2009 Grant (#)	tbd	(4)
			Restricted Stock Units (#)	655,022
			Sign-on Award	$2,000,000		$2,000,000
			Stock Options (#)	450,000			$–
			Restricted Stock Units (#)	129,871			$589,614

			2008 TOTAL COMPENSATION PLUS SIGN-ON			$6,500,000

James J. Duffy	2008	$350,000	Incentive Compensation	$600,000		$950,000
			Cash Bonus	$450,000
			Stock Options (#)	89,821
			Deferred Cash	$500,000		$500,000

			2008 TOTAL COMPENSATION PLUS RETENTION			$1,450,000

	2007	$350,000	Incentive Compensation	$1,742,500		$2,092,500
			Cash Bonus	$650,000
			Stock Options (#)	140,461			$–
			Restricted Stock (#)	52,439			$238,073
			Retention Award	$200,000		$200,000
			Restricted Cash Units (#)	9,457			$42,935

			2007 TOTAL COMPENSATION PLUS RETENTION			$2,292,500

	2006	$350,000	Incentive Compensation	$1,925,000		$2,275,000
			Cash Bonus	$700,000
			Stock Options (#)	18,889			$–
			Restricted Stock (#)	7,517			$71,901
			Performance Share Units (Target #)	8,490			$9,636
			Sign-on Award	$2,385,000		$2,385,000
			Cash	$850,000
			Stock Options (#)	40,000			$–
			Restricted Stock (#)	7,631			193,057
			Performance Share Units (Target #)	8,305			$–

			2006 TOTAL COMPENSATION PLUS SIGN-ON			$4,660,000

C. Jeffrey Knittel	2008	$400,000	Incentive Compensation	$883,500		$1,283,500
			Cash Bonus	$800,000
			Stock Options (#)	50,000
			Deferred Cash	$1,000,000		$1,000,000

			2008 TOTAL COMPENSATION PLUS RETENTION			$2,283,500

	2007	$340,000	Incentive Compensation	$1,299,700		$1,639,700
			Cash Bonus	$700,000
			Stock Options (#)	77,105			$–
			Restricted Stock (#)	28,786			$130,688
			Retention Award	$1,000,000		$1,000,000
			Restricted Cash Units (#)	47,282			$214,660

			2007 TOTAL COMPENSATION PLUS RETENTION			$2,639,700

	2006	$340,000	Incentive Compensation	$1,100,000		$1,440,000
			Cash Bonus	$600,000
			Stock Options (#)	11,806			$–
			Performance Share Units (Target #)	5,306			$6,022

(1)	As noted above, we are currently assessing the impact of ARRA on awards made to our executive officers under this plan.

(2)	For 2008, the number of stock options granted in January 2009 is included in the total incentive value shown above based on an estimated Black-Scholes value per stock option of $1.67. The actual exercise price of each option granted is equal to $2.29, the closing price of CIT common stock on the date of grant, January 22, 2009.

For 2007 and 2006, the value of equity-based awards was determined in combination with each executive officer’s base salary and annual cash bonus in order to provide the total compensation values shown above. 40% of the equity-based value was allocated to stock options in both 2007 and 2006. The remaining 60% of the equity-based value was allocated to restricted stock or restricted stock units in 2007 and performance shares in 2006. The dollar value allocated to equity-based grants for 2007 and 2006 was the basis for determining the actual number of shares or stock options granted. The value was translated into shares based on a combination of the closing price of CIT common stock on the date of grant and the estimated Black-Scholes value of our options on the grant date.

The values shown in the table above differ substantially from, and do not replace, the values required by the SEC to be shown in the Summary Compensation Table (“SCT”) in the Executive Compensation section of this Proxy Statement. A primary difference between the values shown and described above is that the values shown in the Stock Awards and Option Awards columns of the SCT report the expense recognized for financial statement reporting purposes and includes all or part of equity grants made in prior years, as further described in footnotes 3 and 4 to the SCT. Additionally, base salaries shown above represent the annualized salary rate at the end of each year, as opposed to actually base salaries paid which are shown in the SCT.

(3)

Reflects (i) the actual value realized for equity-based awards that vested/settled wholly or in part prior to December 31, 2008, plus (2) the intrinsic value of unvested awards that remain outstanding as of December 31, 2008 based on a $4.54 share price, the closing price of CIT common stock on that date. All stock options listed above have exercise prices that are in excess of $4.54 and therefore reflect a $0 intrinsic value. Intrinsic value of performance share units granted in respect of 2006 assumes a payout at the lowest threshold attainable of 25% of target. Further detail is provided in the Outstanding Equity Awards at Fiscal Year-End table that appears later in this proxy statement.

(4)	The number of shares to be granted to Mr. Mason in July 2009 will be based on the closing price of CIT common stock on the date that CIT publicly announces earnings for the second quarter of 2009, and will reflect a $500,000 grant obligation pursuant to Mr. Mason’s Employment Letter Agreement.

How do we determine the portion of total compensation allocated to base salary?

     A named executive officer’s base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. In 2008, Mr. Knittel’s base salary was increased to reflect his level of job responsibility and relationship between fixed and variable components of compensation based on a recommendation to the Compensation Committee by Mr. Peek. The base salaries of our other named executive officers in 2008 remained unchanged from 2007.

How did we determine the amount of the annual cash bonus for 2008 that we paid to each of our named executive officers?

     In February 2009, we paid discretionary cash bonuses to Messrs. Duffy and Knittel in the amounts of $450,000 and $800,000, in order to reward their exceptional performance in 2008. We experienced a net loss in 2008 and, as a result, bonuses under our Executive Incentive Plan, which are limited to a pre-established percentage of net income, could not be paid. The bonuses paid to Messrs. Duffy and Knittel were based on subjective assessments of individual and corporate performance by the Compensation Committee and Mr. Peek.

     In the case of Mr. Knittel, the bonus was set at 200% of base salary, which is at a level commensurate with the cash bonus paid to Mr. Knittel for 2007. Mr. Knittel’s bonus is in recognition of his significant accomplishments in 2008, namely the strong operational results of our Transportation Finance business, the leadership demonstrated by Mr. Knittel in connection with the strategic alternatives considered with regard to our rail business in 2008, as well as his contribution to the overall management of CIT and future leadership potential.

     In the case of Mr. Duffy, the bonus was set at approximately 130% of base salary, representing a decrease in total cash compensation from prior years. Mr. Duffy’s achievements in 2008 include the design and implementation of a process to reduce our total headcount by 22% and the successful reduction of overall employee costs, along with the successful deployment of talent and development programs targeted at retaining CIT’s key talent. Mr. Duffy was also instrumental in our successful recruitment of our President and Chief Operating Officer in June 2008. Though Mr. Duffy received lower 2008 cash compensation than the prior year, in recognition of his contributions to CIT, we granted him a proportionately greater number of stock options, as described below.

     Pursuant to the terms of his employment agreement, Mr. Mason received a cash bonus in the amount of $1,350,000 for 2008. We did not award a cash bonus to Mr. Peek or Mr. Leone for 2008.

How did we determine the amount of the equity grant for 2008 to make to each of our named executive officers?

     In January 2009, we made grants of stock options to Messrs. Duffy and Knittel, taking into account their strong individual performance as described above. In each case, the Compensation Committee determined the number of shares to grant with a view to the individual’s performance and role within the organization based on an assessment by senior management and Mr. Peek. Due to the limited number of shares granted and the relatively lower grant date value, as compared with awards granted in prior years, the percentage of each executive’s compensation represented by his equity grant is materially lower than prior years. In the case of Mr. Duffy, the amount of the grant was proportionately higher in light of the reduced amount of bonus compensation for 2008.

     In accordance with the terms of his employment agreement, in January 2009, we granted stock options and restricted stock units to Mr. Mason having an aggregate value of $500,000 and $1,500,000, respectively, at the date of grant, and will make an additional grant of stock options valued at $500,000 in July 2009. Under his employment agreement, Mr. Mason also received a signing grant of stock options and restricted stock units having an aggregate value of $900,000 and $1,100,000, respectively, in July 2008.

     The number of shares awarded in January 2009 to Messrs. Mason, Duffy and Knittel in the form of stock options and RSUs are set out in the Components of Compensation table of this Proxy Statement. We did not award any equity to Mr. Peek or Mr. Leone in respect of 2008.

     As noted above, EESA and ARRA place limits on the bonus, retention and incentive compensation that we can award to our named executive officers and certain other employees. We will continue to review the available guidance from the Department of Treasury and the SEC on these requirements and their impact on compensation at CIT. In 2009, as allowed by EESA, ARRA and the available regulatory guidance, the Compensation Committee may consider awards to our CEO and CFO, but as of the date of this Proxy Statement, no determination has been made.

How did we determine the amount of the cash retention award granted in 2009 for each of our named executive officers?

     We granted cash retention awards to Messrs. Knittel and Duffy in January 2009 in the following amounts:

Mr. Knittel	$1,000,000
Mr. Duffy	$500,000

     No other named executive officer received a cash retention award in 2009. Generally, the awards entitle the executive to a fixed cash payment on the second anniversary of the date of grant, subject to the executive’s continued employment with CIT through the payment date, or earlier, in the case of death or disability of the executive or the occurrence of a change of control or, in the case of Mr. Knittel, termination without “cause” or resignation for “good reason” as defined in his employment agreement.

     Retention awards were made based on an assessment by Mr. Peek and the Compensation Committee of those individuals who are critical to the execution of our business strategy over the next two years, an assessment of their relative value to the organization and a recognition of the greatly diminished value of long term incentive awards granted in prior years. Award values for Messrs. Duffy and Knittel, respectively, were set at approximately 145% and 250% of base salary and were broadly in line with market information provided by Towers Perrin, based on which we targeted awards as a percentage of base salary at 150%. The award for Mr. Knittel was set at the upper end of the range in consideration of his extraordinary value to CIT and our assessment of the demand for executives of his caliber among competing firms.

What are the executive compensation standards under TARP and how do they impact our existing compensation arrangements for named executive officers?

     As a participant in the Capital Purchase Program under TARP, under which the U.S. Treasury invested funds in CIT’s preferred stock, CIT is required to meet certain executive compensation standards with respect to compensation for our senior executive officers (generally, our named executive officers), and certain of our other highly-compensated employees. As modified by ARRA, these requirements prohibit the payment of any severance or similar benefit to our senior executive officers and affected employees, provide that bonus and incentive compensation be subject to a “clawback” if based on materially inaccurate performance criteria, and prohibit incentive compensation that encourages senior executive officers to take unnecessary and excessive risks that threaten the value of CIT, or any compensation plan that would encourage manipulation of reported earnings to enhance compensation of any of our employees.

     In addition, subject to certain exceptions, the requirements of ARRA prohibit payment (or accrual) of any bonus, retention award or incentive compensation for our senior executive officers and other affected employees. We are currently assessing what, if any, effect this requirement might have on the stock options and retention awards granted in January 2009. In any event, we expect that the requirement will effectively restrict our ability to make future awards of equity or incentive compensation to our senior executive officers and other affected employees while our TARP assistance remains in effect.

Do our incentive compensation plans encourage “unnecessary and excessive risk”?

     In the first quarter of 2009, we conducted a review of the incentive compensation program for our senior executive officers to ensure that these arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of CIT. The Compensation Committee reviewed the arrangements with our senior risk officers and, as required by TARP requirements established under EESA before ARRA came into effect, certifies that it has conducted such review and has made reasonable efforts to ensure that the arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of CIT. This effort is part of an ongoing review and the Compensation Committee has designed a process to consider the impact of risk in setting senior executive officer compensation, including with respect to the parameters of any incentive compensation program established for 2009. Also, as noted above, the revised executive compensation standards under ARRA restrict our ability to award new incentives until we are able to repay the funds received from the federal government and our other obligations under TARP have been met. Therefore, the Compensation Committee’s certification is qualified by the fact that the terms of our compensation programs for 2009 have not been set, and are in the process of being rethought in view of the revised compensation restrictions under ARRA and the regulations to be promulgated by the Department of Treasury thereunder.

What is our current policy concerning the limitation on deductible compensation for purposes of Section 162(m) of the Internal Revenue Code?

     Under Section 162(m) of the Interval Revenue Code, the compensation paid to named executive officers may not be deductible by CIT to the extent it exceeds $1,000,000 in any year. Compensation in excess of this limit may nevertheless be deductible if it qualifies as “performance-based” for purposes of Section 162(m) and we have designed our EIP and certain awards under our LTIP to be deductible under this rule.

     As a condition to our participation in TARP, however, we have agreed not to claim a federal income tax deduction for compensation of any of our senior executive officers exceeding an annual threshold for the executive of $500,000. Consequently, we will not be permitted to deduct a significant portion of our named executive officers’ compensation that is attributable to the period during which we are a participant in TARP, including compensation that is designed to be “performance-based” in accordance with Section 162(m).

What other significant policies apply to our named executive officers?

     Retirement and Other Benefits. A description of the retirement benefits we offer to our named executive officers can be found below in “Retirement Arrangements for Named Executive Officers” section of this Proxy Statement. In addition to our retirement programs, our benefit package for our named executive officers includes competitive health, welfare, and financial and tax planning benefits. Additionally, for security reasons, Mr. Peek is provided with a car and driver and is given access to corporate aircraft for personal use, the value of which is imputed to his income and subject to income tax. Prior to March 31, 2009, other named executive officers also were provided the use of a company car. In order to address new TARP requirements under ARRA, we anticipate developing a luxury expenditure policy to address both the personal and business-related use of air and ground transportation services we make available to Mr. Peek and other executive officers. Our benefit programs are designed to be competitive with other financial services organizations. The value of this coverage is considered by management and the Compensation Committee in assessing overall executive officer pay and benefits.

     Severance Arrangements. The severance and change of control arrangements in place for each of our named executive officers represent amounts that we believe are necessary to retain our executives in light of market and other uncertainties and are consistent with competitive pay practices. We believe that these arrangements are necessary to retain the services of our named executive officers and to afford them reasonable severance protection so that they can focus on realizing value for shareholders in the event of a change of control and other circumstances that could result in a loss of employment. The Compensation Committee periodically reviews these arrangements and adjusts them to take into account market information and our evolving business goals. As noted above, new TARP requirements prohibit payment of any severance or similar amount to our senior executive officers and other employees covered by the rules to be promulgated by the Department of Treasury under ARRA.

     Equity Retention. We require stock ownership by our executive officers. Our current policy, adopted during 2006, generally requires each executive officer and certain other senior executives to retain 30% of all vested restricted stock shares, restricted stock units and performance shares. The retention period remains in effect until the executive terminates employment. The equity retention policy also limits the number of shares that executive officers may sell pursuant to the exercise of stock options. This policy generally limits the sales of option shares to (i) during any single year, 30% of the number of the executive officer’s vested options as of January 31st and (ii) during any three-month period, 10% of the number of the executive officer’s vested options as of January 31. This policy does not apply to options that are scheduled to lapse within one year. As of the date of this Proxy Statement, each of our named executive officers was in compliance with this policy.

EXECUTIVE COMPENSATION

The table below sets forth the annual compensation earned during 2006, 2007 and 2008 (as applicable) by the Principal Executive Officer, the Principal Financial Officer and each of the next three most highly compensated executive officers of CIT, our “named executive officers,” as of December 31, 2008. In addition, the compensation of Lawrence A. Marsiello, retired Vice-Chairman and Chief Lending Officer of CIT, is disclosed. Mr. Marsiello was an executive officer through the date of his resignation, effective February 29, 2008, and would have otherwise been one of the next three most highly compensated executive officers of CIT during 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensa- tion (5)($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (6)(7) ($)	All Other Compen- sation (8)($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jeffrey M. Peek (9)	2008	$800,000	$—	$1,104,917	$2,106,216	$—	$1,156,516	$254,501	$5,422,150
Chairman and Chief	2007	$800,000	$—	$4,231,733	$2,983,871	$—	$885,910	$148,219	$9,049,733
Executive Officer	2006	$800,000	$—	$6,342,718	$2,592,949	$3,010,000	$776,993	$284,474	$13,807,134

Joseph M. Leone	2008	$500,000	$—	$—	$673,573	$—	$517,380	$81,069	$1,772,022
Vice Chairman and	2007	$500,000	$—	$1,217,008	$1,533,721	$—	$89,355	$50,431	$3,390,515
Chief Financial Officer	2006	$500,000	$—	$2,143,202	$1,230,082	$1,050,000	$93,429	$99,836	$5,116,549

Alexander T. Mason	2008	$330,000	$1,350,000	$183,335	$475,849	$—	$—	$205,775	$2,544,959
President and
Chief Operating Officer

James J. Duffy (10)	2008	$350,000	$450,000	$468,550	$392,887	$—	$36,212	$35,815	$1,733,464
Executive Vice President and
Global Head of Human Resources

C. Jeffrey Knittel (10)	2008	$388,462	$800,000	$160,595	$232,921	$—	$560,691	$40,721	$2,183,390
President, Transportation Finance

Lawrence A. Marsiello (11)	2008	$101,923	$—	$3,660,057	$12,933	$—	$1,269,593	$1,228,671	$6,273,177
Retired Vice Chairman and	2007	$500,000	$—	$1,182,010	$1,508,000	$—	$177,160	$69,065	$3,436,235
Chief Lending Officer	2006	$500,000	$—	$2,108,213	$2,000,926	$1,000,000	$83,679	$62,202	$5,755,020

(1)

The salary shown for Mr. Peek includes $160,000, $200,000 and $160,000, in 2008, 2007 and 2006 respectively, that was deferred under the CIT Group Inc. Deferred Compensation Plan (the “DCP”). None of the other named executive officers elected to participate in the DCP. The DCP is described further under the heading “Deferred Compensation Plan” that follows the Nonqualified Deferred Compensation Table in this Proxy Statement.

(2)	The bonus amount shown for Mr. Mason was paid pursuant to the terms of his employment agreement (as more fully described below under the heading “Employment Agreements.”) The bonus amounts shown for Mr. Knittel and Mr. Duffy were discretionary cash bonuses to reward exceptional individual performance, as discussed in the CD&A.

(3)

Represents the stock award compensation cost recognized during each year pursuant to Statement of Financial Accounting Standards No. 123, as revised (“FAS 123R ”), for each named executive officer. These amounts represent neither the actual value realized by each named executive, nor the compensation value assigned to the award by the Committee in granting awards to each named executive officer. The methodology used to determine the stock award compensation cost recognized is further discussed in the Annual Report on Form 10-K filed by CIT on March 2, 2009, under the headings “Stock-Based Compensation” and “Restricted Stock” in “Note 16 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements. The grant date fair value is determined based on the fair market value of CIT common stock on the date of grant.

(4)

Represents the stock option compensation cost recognized during each year pursuant to FAS 123R, for each named executive officer. These amounts represent neither the actual value realized by each named executive, nor the compensation value assigned to the award by the Committee in granting awards to each named executive officer. The amounts shown exclude any forfeiture assumption, but reflect accelerated expense recognition for retirement eligibility during the period of time over which the related compensation expense is recorded. For purposes of recognizing compensation expense under FAS 123R, retirement eligibility means either attaining 65 years of age with five years of benefit service, or attaining 55 years of age with at least 10-years of benefit service with CIT. Each of the named executive officers either has or will become retirement eligible as follows: Mr. Peek – 2/25/2012; Mr. Leone – 5/24/2008; Mr. Mason – 8/25/2016; Mr. Duffy – 4/7/2017; Mr. Knittel – 9/6/2013; and Mr. Marsiello – 8/11/2005. The valuation method and related assumptions used to determine the stock option compensation cost recognized is further discussed in the Annual Report on Form 10-K filed by CIT on March 2, 2009, under the heading “Stock-Based Compensation” in “Note 16 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements.

(5)

The amounts shown for 2006 represent cash paid in February 2007 under CIT’s annual cash incentive award plan for performance in 2006 against pre-tax income goals established at the start of 2006. Mr. Peek elected under the DCP to defer $752,500 of the amount shown for 2006.

(6)

Amounts shown in this column represent the difference between the cumulative actuarial present value of accumulated pension benefits on December 31, 2007 and December 31, 2008 under three retirement arrangements maintained by CIT: the new Executive Retirement Plan of CIT Group Inc. (the “ Executive Retirement Plan ”), the CIT Group Inc. Supplemental Retirement Plan (the “ Supplemental Retirement Plan ”), and the CIT Group Inc. Retirement Plan (the “ Retirement Plan ”). The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified plans. The Retirement Plan is a tax-qualified defined benefit pension plan that covers eligible salaried employees in the United States. These retirement arrangements are discussed in further detail under the heading “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” that follows the Pension Benefits Table in this Proxy Statement.

(7)	Nonqualified deferred compensation earnings with respect to any balances under the DCP were not above-market or preferential, and are therefore not included in the amounts shown. Participation in the DCP by our named executive officers during 2008 is disclosed in the Nonqualified Deferred Compensation table that appears later in this Proxy Statement.

(8)	The following supplemental table sets forth for 2008 the components of income reported as All Other Compensation above, based on the incremental cost to CIT of providing the benefit:

Name	Personal Usage of Corporate Aircraft	Personal Financial Planning Services/ Legal Fees	Personal Usage of Company Cars	Severance Amount	Matching Employer Contri- bution Under Savings Incentive Plan	Spousal Attend- ance at Cor- porate Events	Company Paid Relocation / Temporary Living	Total
Jeffrey M. Peek	$141,032	$24,412	$71,650	$—	$11,077	$6,330	$—	$254,501
Joseph M. Leone	$19,652	$5,165	$37,736	$—	$11,500	$7,016	$—	$81,069
Alexander T. Mason	$—	$41,860	$131	$—	$6,250	$15,288	$142,246	$205,775
James J. Duffy	$—	$10,674	$13,641	$—	$11,500	$—	$—	$35,815
C. Jeffrey Knittel	$—	$11,103	$6,459	$—	$11,500	$11,659	$—	$40,721
Lawrence A. Marsiello	$—	$11,217	$—	$1,211,571	$5,883	$—	$—	$1,228,671

The amounts shown above for Personal Usage of Corporate Aircraft are based on the average variable cost per hour of operating the corporate aircraft, which includes cost of fuel, on-board catering, trip-related maintenance, landing fees, trip-related hangar/parking costs and smaller variable costs. The total annual variable costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. The average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive incremental cost. The incremental cost calculations exclude the fixed costs that do not change based on usage, such as pilot’s salaries, the purchase/lease costs of the aircraft and the cost of maintenance that is not related to personal travel. For income tax purposes, income is imputed to each executive for non-business travel based on Internal Revenue Service guidelines. No tax gross-up reimbursements are payable for personal use of the corporate aircraft.

The amounts shown above for Personal Financial Planning Services / Legal Fees represent actual costs billed to CIT by third-party vendors. For income tax purposes, income is imputed to the named executive without any tax gross-up reimbursement.

The amounts shown above for Personal Usage of Company Cars are based on the actual lease, maintenance and operating costs divided by the total annual number of miles driven, to arrive at a cost per mile driven. The cost per mile driven is then multiplied by the number of miles driven for personal use to arrive at the total cost of personal usage. Drivers’ salaries and overtime are also included in the costs associated with the usage of a company-leased car and driver. For tax purposes, income is imputed to each executive for non-business travel based on Internal Revenue Service guidelines. No tax gross-up reimbursements are payable for personal use of the corporate aircraft.

The Severance Amount shown for Mr. Marsiello represents his severance bonus and the portion of his severance payment made during 2008 in connection with his resignation from CIT for “good reason”, as defined in his employment contract. See the Potential Payments Upon Termination or Change of Control that appears below and/or the 2007 proxy statement for additional detail.

Matching Employer Contribution Under Savings Incentive Plan consists of up to a 5% match of pre-tax contributions by each executive, up to the annual limits established by the Internal Revenue Service.

The amounts shown for Spousal Attendance at Corporate Events represent actual costs, if any, of transportation to and from the destination, as well as the allocation of total event costs associated with meals, activities, gifts and/or entertainment.

The amount shown for Mr. Mason under Company Paid Relocation / Temporary Living represents actual costs of eligible expenses covered under CIT’s relocation policy, including temporary housing and travel to/from his primary residence, for 2008. The amount shown also includes a tax gross-up reimbursement for 2008, pursuant to Mr. Mason’s employment agreement.

See the 2006 and 2007 Summary Compensation Table for underlying detail of amounts reported as All Other Compensation in those years.

(9)	Mr. Peek’s compensation is based solely on his role as CEO of CIT. He received no additional compensation for serving as a director of CIT.

(10)

Messrs. Duffy and Knittel were not named executive officers in 2006 and 2007. Therefore, pursuant to SEC disclosure rules, only 2008 compensation data for Messrs. Duffy and Knittel is included in the Summary Compensation Table.

(11)	Mr. Marsiello resigned from CIT for “good reason” on February 29, 2008.

EQUITY AND NON-EQUITY INCENTIVE PLANS

The table below sets forth equity and non-equity compensation awards granted to our named executive officers during the year ended December 31, 2008.

GRANTS OF PLAN-BASED AWARDS

		Date of Compen- sation Committee Meeting(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards (5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6) ($)
Name	Grant Date		Threshold ($)	Target ($)		Maximum ($)
	(a)	(b)	(c)	(d)		(e)	(i)		(j)	(k)	(l)

Jeffrey M. Peek	3/14/08	3/14/08	—	$3,336,000	(2)	—	—		—	—	—
	1/17/08	1/15/08	—	—		—	150,000	(3)	—	—	$3,172,500

Joseph M. Leone	3/14/08	3/14/08	—	$2,224,000	(2)	—	—		—	—	—

Alexander T. Mason	7/17/08	7/14/08	—	—		—	129,871		—	—	$1,100,007
	7/17/08	7/14/08	—	—		—	—		450,000	$ 8.47	$1,874,190

James J. Duffy	7/17/08	7/14/08	—	—		—	—		109,247	$ 8.47	$ 429,920
	4/17/08	4/14/08	—	—		—	52,439		—	—	$ 655,488
	1/17/08	1/15/08	—	—		—	9,457	(3)	—	—	$ 200,016
	1/17/08	1/15/08	—	—		—	—		31,214	$21.15	$ 179,897

C. Jeffrey Knittel	7/17/08	7/14/08	—	—		—	—		59,970	$ 8.47	$ 249,767
	4/17/08	4/14/08	—	—		—	28,786		—	—	$ 359,825
	3/14/08	3/14/08	—	$1,668,000	(2)	—	—		—	—	—
	1/17/08	1/15/08	—	—		—	47,282	(3)	—	—	$1,000,014
	1/17/08	1/15/08	—	—		—	—		17,135	$21.15	$ 112,920

Lawrence A. Marsiello			—	—		—	—		—	$ —	—

(1)

Equity compensation awards are granted by action of the Compensation Committee. During 2008, the Compensation Committee granted stock awards and stock option awards to named executive officers during Compensation Committee meetings held on January 15, 2008, April 14, 2008 and July 14, 2008. The January Compensation Committee meeting and each of the April and July Compensation Committee meetings preceded CIT’s public announcement of its quarterly earnings by two business days and three business days, respectively. The Compensation Committee believed that it was in the best interests of CIT for stock options granted during the meetings on January 15, 2008 and July 14, 2008 to have an exercise price based on the closing price of CIT common stock on the dates CIT publicly announced quarterly earnings, January 17, 2008 and July 17, 2008, respectively.

(2)

If CIT had achieved the target adjusted net income established under the CIT Group Inc. Executive Investment Plan (“EIP”) at the start of 2008, the named executive officers would have been eligible to be awarded a payment under the EIP up to the amount shown. However, no payments were made under the EIP for 2008.

(3)

Amounts represent retention awards in the form of restricted cash units (“RCUs”) that vest over two years. A RCU is a grant valued in terms of company stock, but company stock is not issued at the time of the grant. Vested RCUs are payable 100% in cash based on the fair market value of CIT common stock underlying the units at the time of vesting.

(4)	The options reported are nonqualified stock options to purchase CIT common stock.

(5)

Further to footnote 1 above, stock options granted during the meetings on January 15, 2008 and July 14, 2008 have an exercise price based on the closing price of CIT common stock on January 17, 2008 and July 17, 2008, respectively, following the public announcement of quarterly earnings on those dates.

(6)

Stock awards, including restricted cash units, are valued based on the closing price of CIT common stock on the date of grant. The values shown in the table above reflect the closing share price of $21.15, $12.50 and $8.47 on January 17, 2008, April 17, 2008 and July 17, 2008 respectively. The fair value of stock options granted during the year ended December 31, 2008 is based on the Black-Scholes option-pricing model. The Black-Scholes valuation method and related assumptions used to determine the fair value shown is further discussed in the Annual Report on Form 10-K filed by CIT on March 2, 2009, under the heading “Stock-Based Compensation” in “Note 16 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements.

LONG-TERM INCENTIVES

Stock Options

Mr. Duffy and Mr. Knittel each received grants of nonqualified stock options during January 2008 and July 2008, and Mr. Mason received a grant of nonqualified stock options during July 2008, as disclosed in the Grants of Plan-Based Awards table above. These options vest and become exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant. Non-vested options generally are forfeited on termination of employment, except in the case of retirement, where unvested options continue to vest as if termination of employment did not occur. Upon termination of employment, options granted during 2008, once vested, will remain exercisable, generally until the earlier of three months after the date of termination of employment or the option expiration date, except in certain circumstances such as: (1) death or disability, in which case unvested options vest and vested options remain exercisable until the earlier of 36 months after the date of termination of employment or the option expiration date; (2) if an executive’s employment is terminated by the executive officer for “good reason” or by CIT “without cause” (in each case, as defined in each executive officer’s employment agreement and more fully described below under the heading “Employment Agreements”), or, for Mr. Duffy (who does not have an employment agreement), in the event of a separation from service by CIT for any reason other than death, Disability or Cause (each as defined in our Executive Severance Plan), or following a change of control, in which case unvested options vest and vested options remain exercisable until the earlier of 24 months after the date of termination of employment or the option expiration date; or (3) retirement, in which case unvested options continue to vest and vested options remain exercisable until the option expiration date. The options may be forfeited in certain circumstances, such as if the executive’s employment is terminated for cause.

Performance-Accelerated Restricted Stock

Mr. Knittel received a grant of performance-accelerated restricted stock (“PARS”) in April 2008, as disclosed in the Grants of Plan-Based Awards table above. This award is scheduled to vest 100% on December 31, 2012, but may vest earlier on December 31, 2010 if certain earnings per share (“EPS”) targets established by the Compensation Committee are achieved. As of December 31, 2008, EPS targets have not been established with respect to PARS granted during 2008. Non-vested shares generally are forfeited on termination of employment, except in certain circumstances, such as: (1) death, disability, or if employment is terminated by Mr. Knittel for “good reason” or by CIT “without cause” (in each case, as defined in Mr. Knittel’s employment agreement and more fully described below under the heading “Employment Agreements”), or following a change of control, in which case shares will immediately vest in full; or (2) retirement, in which case a prorated number of shares vest based on the number of months employed during the vesting period. Dividends that may be declared on shares of CIT common stock from time to time are payable on PARS.

Restricted Stock Units

Mr. Mason and Mr. Duffy received grants of restricted stock units (“RSUs”) during July 2008 and April 2008, respectively, as disclosed in the Grants of Plan-Based Awards table above. The RSUs granted to Mr. Mason are scheduled to vest one-third per year on each of the first, second and third anniversaries of the date of grant. The RSUs granted to Mr. Duffy are scheduled to vest 100% on December 31, 2010. Non-vested RSUs generally are forfeited on termination of employment, except in certain circumstances, such as: (1) death, disability, or if employment is terminated by Mr. Mason for “good reason” or by CIT “without cause” (in each case, as defined in Mr. Mason’s employment agreement and more fully described below under the heading “Employment Agreements”), or following a change of control, in which case shares will immediate vest in full; (2) for Mr. Duffy, who does not have an employment agreement, a separation from service by CIT for any reason other than death, Disability or Cause (each as defined in our Executive Severance Plan, in which case a prorated number of shares vest based on the number of months employed during the vesting period); or (3) for Mr. Duffy, retirement, in which case a prorated number of shares vest based on the number of months employed during the vesting period. Each RSU includes a dividend equivalent right, pursuant to which the holder of the award is entitled to receive a cumulative amount upon vesting/settlement equal to any dividends paid to the holder of a share of CIT common stock during the vesting period.

Restricted Cash Units

Mr. Peek, Mr. Duffy and Mr. Knittel each received grants of restricted cash units (“RCUs”) during January 2008, as disclosed in the Grants of Plan-Based Awards table above. RCUs settle 100% in cash upon vesting based on the fair market value of CIT common stock, and do not result in the issuance of any shares. These RCUs are scheduled to vest one-half per year on each of the first and second anniversaries of the date of grant. Non-vested RCUs generally are forfeited on termination of employment, except in certain circumstances, such as death, disability, or for Mr. Knittel, if employment is terminated by him for “good reason” or by CIT “without cause” (in each case, as defined in Mr. Knittel’s employment agreement and more fully described below under the heading “Employment Agreements”) or following a change of control, in which case shares will immediately vest in full. The Compensation Committee may, in its discretion, vest all or a portion of these RCU awards upon an executive’s retirement from CIT or involuntary termination of employment by CIT. Each RCU includes a dividend equivalent right, pursuant to which the holder of the award is entitled to receive a cumulative amount upon vesting/settlement equal to any dividends paid to the holder of a share of CIT common stock during the vesting period.

The following table gives information on option awards and stock-based awards that were outstanding for each named executive officer at December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards (1)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercise- able		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Jeffrey M. Peek							150,000	(10)	$681,000	—		$ —
							—		$ —	26,769	(17)	$121,530
							14,907	(11)	$ 67,678	—		$ —
	42,041	84,084	(4)	—	$49.17	7/18/14
	37,370	74,742	(5)	—	$56.54	1/17/14
	63,999	32,001	(6)	—	$47.28	7/19/13
	56,470	28,236	(7)	—	$51.43	1/18/13
	175,000	—		—	$43.01	7/19/15
	125,000	—		—	$41.89	1/18/15
	230,000	—		—	$39.22	1/21/14
	450,000	—		—	$27.65	9/3/13

Joseph M. Leone							—		$ —	8,888	(17)	$ 40,350
	13,958	27,917	(4)	—	$49.17	7/18/14
	12,407	24,816	(5)	—	$56.54	1/17/14
	27,777	13,890	(6)	—	$47.28	7/19/13
	24,509	12,256	(7)	—	$51.43	1/18/13
	67,500	—		—	$43.01	7/19/15
	55,000	—		—	$41.89	1/18/15
	85,000	—		—	$37.60	7/21/14
	70,000	—		—	$39.22	1/21/14
	201,959	—		—	$23.00	7/2/12
	29,890	—		—	$39.87	2/4/12
	41,290	—		—	$74.47	3/5/09

Alexander T. Mason							129,871	(12)	$589,614	—		$ —
	—	450,000	(2)	—	$ 8.47	7/17/15

James J. Duffy							52,439	(13)	$238,073	—		$ —
							9,457	(10)	$ 42,935	—		$ —
							—		$ —	2,123	(17)	$ 9,636
							5,012	(14)	$ 22,754	—		$ —
							2,544	(15)	$ 11,550	—		$ —
	—	109,247	(2)	—	$ 8.47	7/17/15
	—	31,214	(3)	—	$21.15	1/17/15
	3,333	6,667	(4)	—	$49.17	7/18/14
	2,962	5,927	(5)	—	$56.54	1/17/14
	13,333	6,667	(6)	—	$47.28	7/19/13
	13,333	6,667	(8)	—	$54.19	4/7/13

C. Jeffrey Knittel							28,786	(16)	$130,688	—		$ —
							47,282	(10)	$214,660	—		$ —
							—		$ —	1,327	(17)	$ 6,022
	—	59,970	(2)	—	$ 8.47	7/17/15
	—	17,135	(3)	—	$21.15	1/17/15
	2,083	4,167	(4)	—	$49.17	7/18/14
	1,851	3,705	(5)	—	$56.54	1/17/14
	4,444	2,223	(6)	—	$47.28	7/19/13
	3,921	1,962	(7)	—	$51.43	1/18/13
	15,000	—		—	$43.01	7/19/15
	9,000	—		—	$41.89	1/18/15
	20,000	—		—	$37.60	7/21/14
	18,182	—		—	$34.43	5/12/14
	10,000	—		—	$39.22	1/21/14
	10,462	—		—	$39.87	2/4/12
	12,387	—		—	$51.92	11/18/09
	8,258	—		—	$74.47	3/5/09

Lawrence A. Marsiello	39,375	—	(9)	—	$49.17	2/28/10
	35,000	—	(9)	—	$56.54	2/28/10
	39,334	—	(9)	—	$47.28	2/28/10
	34,706	—	(9)	—	$51.43	2/28/10
	62,500	—	(9)	—	$43.01	2/28/10
	55,000	—	(9)	—	$41.89	2/28/10
	85,000	—	(9)	—	$37.60	2/28/10
	70,000	—	(9)	—	$39.22	2/28/10
	66,152	—	(9)	—	$23.00	2/28/10
	29,890	—	(9)	—	$39.87	2/28/10
	41,290	—	(9)	—	$74.47	3/5/09

(1)	Shares are valued based on a $4.54 share price, the closing price of CIT common stock on the December 31, 2008.

(2)	Stock options granted on July 17, 2008 that are scheduled to vest in three equal annual installments, on July 17, 2009, 2010, and 2011.

(3)	Stock options granted on January 17, 2008 that are scheduled to vest in three equal annual installments, on January 17, 2009, 2010, and 2011.

(4)

Stock options granted on July 18, 2007 that are scheduled to vest in three equal annual installments. The amount shown represents two unvested installments as of December 31, 2008, with remaining vesting dates of July 18, 2009 and 2010.

(5)

Stock options granted on January 17, 2007 that are scheduled to vest in three equal annual installments. The amount shown represents two unvested installments as of December 31, 2008, with remaining vesting dates of January 17, 2009 and 2010.

(6)

Stock options granted on July 19, 2006 that are scheduled to vest in three equal annual installments. The amount shown represents one unvested installment as of December 31, 2008, with a remaining vesting date of July 19, 2009.

(7)

Stock options granted on January 18, 2006 that are scheduled to vest in three equal annual installments. The amount shown represents one unvested installment as of December 31, 2008, with a remaining vesting date of January 18, 2009.

(8)

Stock options granted on April 7, 2006 that are scheduled to vest in three equal annual installments. The amount shown represents one unvested installment as of December 31, 2008, with a remaining vesting date of April 7, 2009.

(9)

100% of Mr. Marsiello’s outstanding stock options, to the extent unvested, vested immediately upon his resignation from CIT for “good reason” (as defined in his employment agreement effective as of the time of his resignation) on February 29, 2008.

(10)	Restricted cash units granted on January 17, 2008 that are scheduled to vest in two equal annual installments, on January 17, 2009 and 2010.

(11)	Restricted stock units granted on January 18, 2006 that are scheduled to vest in three equal installments. The amount shown represents one unvested installment as of December 31, 2008, with a remaining vesting date of January 18, 2009.

(12)	Restricted stock units granted on July 17, 2008 that are scheduled to vest in three equal installments, on July 17, 2009, 2010 and 2011.

(13)	Restricted stock units granted on April 17, 2008 that are scheduled to vest 100% on December 31, 2010.

(14)	Restricted stock granted on January 17, 2007 that is scheduled to vest in three equal installments. The amount shown represents two unvested installments as of December 31, 2008, with remaining vesting dates of January 17, 2009 and 2010.

(15)

Restricted stock granted on April 19, 2006 that is scheduled to vest in three equal installments. The amount shown represents one unvested installment as of December 31, 2008, with a remaining vesting date of April 19, 2009.

(16)

Performance-accelerated restricted stock (“PARS”) granted on April 17, 2008 that is scheduled to vest 100% on December 31, 2012. Vesting of 50% of the award may be accelerated to December 31, 2010 if certain earnings per share (“EPS”) targets are established by the Compensation Committee and achieved for 2009, and an additional 50% if achieved for 2010. EPS targets have not been established with respect to this award.

(17)

Performance shares granted during 2007 are linked with performance measures for the performance period commencing on January 1, 2007 and ending on December 31, 2009. Actual payouts will be determined at such time that the Compensation Committee certifies following the end of the performance period that the relevant performance measures were achieved. Awards will generally be reviewed by the Committee in January 2010. The amount shown assumes a payout at the lowest threshold attainable of 25% of target.

The following table provides information about stock options that were exercised and stock units and/or awards that vested during 2008.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized On Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized On Vesting ($) (e)
Jeffrey M. Peek	—	$—	—	(1)	$—
Joseph M. Leone	—	$—	15,000	(2)(3)	$68,100	(5)
Alexander T. Mason	—	$—	—		$—
James J. Duffy	—	$—	5,049		$87,325	(6)
C. Jeffrey Knittel	—	$—	—	(3)	$—
Lawrence A. Marsiello	—	$—	66,310	(3)(4)	$1,473,408	(7)

(1)

Mr. Peek elected in June 2006 to defer receipt of any final performance shares granted during 2005, that were linked with performance measures for the performance period commencing on January 1, 2005 and ending on December 31, 2007, until the termination of his employment with CIT. Mr. Peek would otherwise have received 82,000 shares on March 6, 2008 and 41,000 shares that remained subject to further forfeiture conditions until December 31, 2008. Mr. Peek also elected in January 2006 to defer receipt of Restricted Stock Units (“RSUs”) granted in January 2006 until the termination of his employment with CIT. Mr. Peek would otherwise have received 14,907 RSUs that vested during January 2008.

(2)

Represents the remaining portion above target of the final performance shares granted during 2005, that were linked with performance measures for the performance period commencing on January 1, 2005 and ending on December 31, 2007. These shares remained subject to further forfeiture conditions until December 31, 2008 as discussed in the CD&A in the proxy statement filed by CIT on March 25, 2008.

(3)

Excludes 7,500 performance shares for Mr. Knittel and 45,000 performance shares for Mr. Marsiello, reflecting a payout of 150% of target, and 30,000 performance shares for Mr. Leone, reflecting a payout of 100% of target, that were linked with performance measures for the performance period commencing on January 1, 2005 and ending on December 31, 2007. Performance share awards are subject to certification by the Compensation Committee that CIT has met certain threshold performance measures following the end of the performance period, and the results were presented for review and certified by the Compensation Committee on March 6, 2008. Performance shares linked to the 2005-2007 performance period for named executives were reported in the Option Exercises and Stock Vested table in the proxy statement filed by CIT on March 25, 2008.

(4)

Represents 32,882 performance shares granted during 2006 and 33,428 during 2007, that were linked with performance measures for the performance periods commencing on January 1, 2006 and ending on December 31, 2008 and commencing on January 1, 2007 and ending on December 31, 2009, respectively. The amounts shown reflect a payout of 100% of target in connection with Mr. Marsiello’s resignation from CIT for “good reason” (as defined in his employment agreement, effective as of the time of his resignation) on February 29, 2008. The distribution of shares to Mr. Marsiello was delayed for six months until August 29, 2008 as required by Section 409A of the U.S. Tax Code.

(5)	The amount shown is based on a $4.54 share price, the closing price of CIT common stock on December 31, 2008.

(6)	Includes 2,505 shares of restricted stock that vested on January 17, 2008 ($52,981 based on the closing price of $21.15 per share on the vest date) and 2,544 shares of restricted stock that vested on April 19, 2008 ($34,344 based on the closing price of $13.50 per share on the vest date).

(7)

The amount shown is based on a $22.22 share price, the closing price of CIT common stock on February 29, 2008, the date of Mr. Marsiello’s resignation from CIT for “good reason” (as defined in his employment agreement, effective as of the time of his resignation).

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year (2) ($)

(a)	(b)	(c)	(d)	(d)

Jeffrey M. Peek	CIT Group Inc. Retirement Plan (3)	4.33	$57,463
	Supplemental Retirement Plan (4)	4.33	$399,853
	Executive Retirement Plan (5)	4.33	$3,306,623

			$3,763,939

Joseph M. Leone	CIT Group Inc. Retirement Plan (3)	24.67	$282,537
	Supplemental Retirement Plan (4)	24.67	$638,264
	Executive Retirement Plan (5)	24.67	$2,342,217

			$3,263,018

Alexander T. Mason	CIT Group Inc. Retirement Plan (3)	0.00	$—
	Supplemental Retirement Plan (4)	0.00	$—
	Executive Retirement Plan (5)	n/a	n/a

			$—

James J. Duffy	CIT Group Inc. Retirement Plan (3)	1.75	$20,151
	Supplemental Retirement Plan (4)	1.75	$57,546
	Executive Retirement Plan (5)	n/a	n/a

			$77,697

C. Jeffrey Knittel	CIT Group Inc. Retirement Plan (3)	25.17	$225,269
	Supplemental Retirement Plan (4)	25.17	$339,730
	Executive Retirement Plan (5)	25.17	$1,294,833

			$1,859,832

Lawrence A. Marsiello	CIT Group Inc. Retirement Plan (3)	32.58	$492,479	$492,479
	Supplemental Retirement Plan (4)	32.58	$1,119,274	$1,119,274
	Executive Retirement Plan (5)	32.58	$3,701,844	$239,662

			$5,313,597	$1,851,415

(1)

The actuarial present value of accumulated benefits was computed on the basis of the same actuarial assumptions, with the exception of turnover, retirement, and pre-retirement mortality, as used to compute the accumulated benefit obligation as of December 31, 2008 and as stated in CIT’s Annual Report on Form 10-K filed on March 2, 2009, in “Note 16 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements. With regard to turnover, retirement, and pre-retirement mortality, the present values of the accumulated benefits payable under the Retirement Plan and the Supplemental Retirement Plan have been computed based on the assumption that the executive would remain employed by CIT until age 65 (the normal retirement age as defined in both plans) and then retire and collect the accumulated benefit. The present values of the accumulated benefits payable under the Executive Retirement Plan has been computed based on the assumption that the executive would remain employed by CIT until the later of age 62.5 for Mr. Peek or age 60 in the case of each other named executive officer (the youngest age at which benefits can be received without any reduction) or the youngest age of benefit eligibility, and then retire and collect the accumulated benefit. As further described under Retirement Arrangements for named executive officers below, as well as in footnote 4 to the Summary Compensation Table, each named executive officer, other than Mr. Peek, will be eligible for early retirement benefits upon reaching 55 years of age with ten years of benefit service. None of the named executives, other than Mr. Leone and Mr. Marsiello, met this requirement as of December 31, 2008.

(2)	Payments were made to Mr. Marsiello during 2008 on account of his February 29, 2008 resignation from CIT for “good reason”.

(3)	The Retirement Plan is our tax-qualified plan and is further described under “Narrative Information Related to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(4)

The Company maintains the Supplemental Retirement Plan for employees, including the named executive officers, whose benefit in the Retirement Plan is subject to limitations imposed under the U.S. tax code. The Supplemental Retirement Plan is further described under “Narrative Information Related to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(5)

The Executive Retirement Plan is a nonqualified plan and is further described under “Retirement Arrangements for Named Executive Officers” in this Proxy Statement. Mr. Mason and Mr. Duffy are not participants in the Executive Retirement Plan.

NARRATIVE INFORMATION RELATING TO RETIREMENT ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

In addition to the CIT Group Inc. Savings Incentive Plan (the “Savings Incentive Plan”), our 401(k) plan, which is described in our Annual Report on Form 10-K for the year ended December 31, 2008, filed by CIT on March 2, 2009, in “Note 16 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements, we maintain three retirement arrangements in which Messrs. Peek, Leone, Mason, Duffy, and/or Knittel participate: the Executive Retirement Plan, the Supplemental Retirement Plan, and the Retirement Plan. The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified plans. The Retirement Plan is a tax-qualified defined benefit pension plan that covers eligible employees in the United States.

Eligibility for executive officers to participate in the Executive Retirement Plan (the “ERP”) is determined by the Compensation Committee, based on the recommendation of management. During 2006, management resolved that eligibility to participate in the ERP will be limited to existing eligible participants, as of that time. Consequently, management has not recommended since 2006, and will not recommend in the future, that any new participants become eligible for benefits under the ERP. Messrs. Peek, Leone and Knittel participate in the Executive Retirement Plan; Messrs. Mason and Duffy do not participate in the plan. The Executive Retirement Plan provides for an annual retirement benefit based upon a formula that takes into account the executive’s final base compensation and years of benefit service with CIT. Final base compensation is defined as the highest base compensation for any consecutive twelve-month period in the five years prior to retirement. Benefit service generally means service taken into account for purposes of the Retirement Plan. The benefit under the Executive Retirement Plan formula is reduced by the actuarial equivalent value of the benefits payable under the Supplemental Retirement Plan, the Retirement Plan, the Supplemental Savings Plan, the Flexible Retirement Contribution Account under the Savings Incentive Plan, and certain predecessor plans of CIT.

Benefits under the Executive Retirement Plan are paid in the form of an annuity for life beginning at an executive’s normal retirement date. Normal retirement date is defined as age 65 with at least ten years of benefit service. An executive who is age 55 and who has at least ten years of benefit service may also elect to retire early with a benefit that is reduced if benefits start before age 60. Executives may elect to have benefits under the Executive Retirement Plan paid in the form of a joint and survivor annuity over the combined lives of the executive and the executive’s beneficiary, or as a life annuity.

No benefits are payable under the Executive Retirement Plan if an executive terminates employment prior to attaining ten years of benefit service, except in the case of Mr. Peek for whom special provisions of his employment contract provide for an unreduced benefit with five years of benefit service, or in situations where the Board elects to terminate the plan or a change of control has occurred. Under certain circumstances, if an executive terminates employment with ten years of service and prior to attaining age 55, the benefit under the plan is paid in a lump sum.

The Retirement Plan covers all officers and employees in the United States who have one year of service and are 21 years of age or older. The Retirement Plan was revised in 2000 to convert to a “cash balance” formula, which became effective January 1, 2001. Under the cash balance formula, except for certain grandfathered participants, each participant’s accrued benefit as of December 31, 2000 was converted to a lump sum amount and each year thereafter the participant’s account balance is to be credited with a percentage of the participant’s benefit pay depending on the participant’s period of service as follows:

Period of Service	% of Benefits Pay

1 – 9 years	5
10 – 19 years	6
20 – 29 years	7
30 years or more	8

For purposes of the Retirement Plan, benefits pay generally means base salary, certain annual incentive awards, sales incentives and commissions, subject to certain limits under the plan and imposed under the U.S. tax code. Account balances under the cash balance portion of the Retirement Plan also receive annual interest credits, subject to certain government limits. For 2008, the interest credit was 4.75%. Upon termination after three years (five years if not employed after 2007) of employment or upon retirement, a participant’s benefit under the Retirement Plan is generally payable, at the election of the participant, in an annuity or lump sum.

Messrs. Leone and Knittel began earning benefits under the cash balance formula effective January 1, 2001. Messrs. Peek, Mason, and Duffy began earning benefits under the cash balance formula effective September 3, 2004, June 16, 2008 and April 7, 2006, respectively.

The Supplemental Retirement Plan covers executives of CIT whose benefits under the Retirement Plan are limited by operation of the U.S. tax code. Each of Messrs. Peek, Leone, Mason, Duffy, and Knittel participate in the Supplemental Retirement Plan. Any benefits under the Supplemental Retirement Plan are paid in a lump sum following a participant’s termination of employment with CIT. However, in order to comply with Section 409A of the of the Internal Revenue Code of 1986, as amended (“Section 409A”), benefits accrued under the Supplemental Retirement Plan through December 31, 2008 for active participants in the Executive Retirement Plan will be “frozen” and remain payable, according to the operation of the plan, as a lump-sum payment upon separation from service. Supplemental Retirement Plan benefits will continue to accrue after December 31, 2008, according to the operation of the plan, but that portion earned after 2008 will be payable in the form of an annuity.

The Executive Retirement Plan also provides death benefits for each of Messrs. Peek, Leone, and Knittel in the event the executive dies while actively employed by CIT. The amount of this benefit is generally equal to three times base salary. We have purchased corporate-owned life insurance to fund this benefit and the retirement benefits payable under the Executive Retirement Plan.

The U.S. tax code requires the payment of the portion of benefits earned after December 31, 2004 for executive officers under the Executive Retirement Plan and the Supplemental Retirement Plan (including potentially each of the named executive officers) to be delayed for six months if the officer’s employment ends for any reason other than death or disability. Payments that are delayed as a result of this tax law earn interest at a short-term rate until paid to the officer.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

(a)	(b)	(d)		(e)	(f)

Jeffrey M. Peek	$160,000 (1)	$(902,563)		$—	$1,545,812
Joseph M. Leone (2)	$—	$(17,885	)(3)	$—	$28,728	(5)
Alexander T. Mason (2)	$—	$—		$—	$—
James J. Duffy (2)	$—	$—		$—	$—
C. Jeffrey Knittel (2)	$—	$(3,433	)(3)	$—	$5,294	(5)
Lawrence A. Marsiello (2)	$—	$(4,835	)(3)	$(58,417) (4)	$—

(1)	The amount shown is included in “Salary” in the Summary Compensation Table for 2008.

(2)	Messrs. Leone, Mason, Duffy, Knittel and Marsiello did not elect to participate in the CIT Group Inc. Deferred Compensation Plan.

(3)	Amounts shown represent earnings during 2008 related to balances in the Supplemental Savings Plan (“SSP”). SSP balances reflect accrued benefits prior to the conversion of the Retirement Plan to a “cash balance” formula in 2001. No employee or employer contributions were made during 2008 or will be made in the future to the SSP.

(4)	Mr. Marsiello’s SSP account balance was paid upon his February 29, 2008 resignation from CIT for “good reason”.

(5)	Amounts shown represent SSP balances as of December 31, 2008.

NARRATIVE INFORMATION RELATING TO NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

In 2005, we adopted the Deferred Compensation Plan, which we refer to as the DCP, which allows approximately 200 senior officers (including all of the named executive officers) the opportunity to defer payment of a portion of their base salary, up to a maximum of 50%, and certain incentive payments, up to a maximum of 75%. Deferred amounts are notionally invested in various investment benchmarks selected by the participant from those offered under the plan and that are aligned with those offered to participants under the Savings Incentive Plan. Changes may be made on a daily basis. Participant deferrals under this plan are payable upon separation from service or in an elected calendar year, or in the event of a participant’s death, disability or unforeseeable emergency. Our obligations under the DCP are unsecured general obligations.

Under the terms of our Long-Term Incentive Plan, Mr. Peek elected to defer payment of his January 2006 restricted stock units and his performance share award linked to the performance period commencing on January 1, 2005 and ending on December 31, 2007, pursuant to the provisions of his applicable award agreements, when those shares vest and become payable on each applicable vesting date.

Supplemental Savings Plan

Participants in the Supplemental Savings Plan receive an allocation of amounts that were not able to be contributed to the flexible retirement contribution account under the Savings Incentive Plan as a result of limits imposed under the U.S. Tax Code. Such amounts are notionally invested in the same investments as the participant’s flexible retirement contributions under the Savings Incentive Plan. However, in order to comply with Section 409A of the of the U.S. Tax Code (“Section 409A”), the notional investment return under the Supplemental Savings Plan will change for active participants in the Executive Retirement Plan only, from the rate of investment return under the Savings Incentive Plan to a fixed rate of return as of December 31, 2008. The interest rate that will be used to determine such notional investment return under the Supplemental Savings Plan will be equal to the interest on 20-year Treasury Constant Maturities. Payments are made in a lump sum following the participant’s separation from service.

EMPLOYMENT AGREEMENTS

Currently, each of our named executive officers are party to employment agreements with CIT, with the exception of James J. Duffy who is not party to an employment agreement. Lawrence Marsiello resigned, as of February 29, 2008, for “good reason” (as defined in his employment agreement effective at the time of his resignation).

Jeffrey M. Peek

Mr. Peek’s employment agreement, as amended on December 22, 2008, provides that he will serve as our CEO and as Chairman of our Board. The employment agreement is for an initial term of three years and is scheduled to expire on September 2, 2009. Upon expiration, the term may be extended for additional one-year periods by written agreement between the parties.

Compensation and Benefits

Under his employment agreement, Mr. Peek receives a base salary at an annual rate of $800,000. His base salary is reviewed when the salaries of all our executive officers are reviewed, and, once increased, may not later be reduced. Mr. Peek is also entitled to an annual bonus pursuant to our incentive plans and programs. The performance targets and criteria for payment of his annual bonus will be established by the Compensation Committee pursuant to EPS, ROCE, net income and other such guidelines. Mr. Peek’s target bonus will not be less than 200% of his base salary.

Mr. Peek’s employment agreement provides for his participation in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans generally available to senior executives. In addition, the employment agreement provides for continued participation in CIT’s Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of their respective agreements. Mr. Peek is also eligible to receive benefits under the CIT retiree medical and life insurance plan.

Mr. Peek is further entitled to be reimbursed $25,000 for financial planning assistance, is entitled to use a car owned by CIT and the services of a driver employed by CIT, and is authorized to use CIT’s corporate aircraft for business travel and personal travel if CIT’s security provider determines Mr. Peek’s use of CIT’s corporate aircraft is necessary for security reasons.

Termination

Mr. Peek’s employment may be terminated by us with or without “cause,” or Mr. Peek may resign with or without “good reason” (each, as defined below). In the event that his employment is terminated by CIT without cause or Mr. Peek resigns for good reason, Mr. Peek is generally entitled to receive a prorated bonus, continued salary and bonus for three years, continued benefits for up to three years, two years of age and service credit under all relevant CIT retirement plans, and outplacement services. In addition, all of Mr. Peek’s outstanding equity compensation awards will fully vest and he will generally have two years to exercise outstanding options (five years for options granted in 2003 and 2004).

In the event of a termination of employment due to Mr. Peek’s death or disability, Mr. Peek (or his estate) is entitled to a lump sum payment equal to his annual base salary, a prorated bonus payment, full accelerated vesting with respect to his outstanding equity compensation awards, and amounts due under CIT’s general benefits plans and programs, if any. In addition, for a termination due to disability, Mr. Peek is entitled to continue to accrue age and service credit through retirement for purposes of CIT’s retirement plans. In the event of a termination due to retirement, Mr. Peek is entitled to a prorated bonus payment.

Under his employment agreement, “cause” generally means (i) willful and continued failure to substantially perform his duties; (ii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or its affiliates; (iii) conviction of a felony or guilty or nolo contendere plea with respect thereto; or (iv) a material breach of the restrictive covenants of his employment agreement. “Good reason” generally means the occurrence of any of the following without Mr. Peek’s consent: (i) assignment to him of any duties materially inconsistent with his position; (ii) any material failure by CIT to comply with any of the provisions of his employment agreement; (iii) relocation to any office or location more than fifty miles from New York, New York; (iv) any purported termination by CIT of his employment otherwise than as expressly permitted by the employment agreement; (v) any failure by CIT to offer to renew the employment agreement on the terms and conditions at least as favorable as in the final full calendar year of the employment agreement, unless, at the time of a failure to renew the employment agreement, Mr. Peek has reached the age of 65; or (vi) any failure by CIT to require any successor to assume the employment agreement.

Change of Control

In the event of a change of control (as defined in the employment agreement), the term of the employment agreement will be extended to the second anniversary of the change of control. In addition, in the event Mr. Peek’s employment is terminated without cause or by him for good reason during the two-year extension period, he will receive the same severance payments and benefits described above for a termination “without cause”, except that continued salary and bonus will be paid in a lump sum.

In the event that Mr. Peek becomes subject to excise taxes under Section 4999 of the U.S. tax code, he will receive a gross up payment equal to the amount of such excise taxes.

Restrictive Covenants

Mr. Peek’s employment agreement also contains certain non-competition and non-solicitation obligations. While employed by CIT and for two years following a resignation without good reason or a termination of employment by CIT for cause, Mr. Peek may not, without the written consent of the Board, (i) knowingly engage or be interested in any business in the United States that is in competition with any lines of business that account for at least 10% of CIT’s gross revenues, or (ii) disparage or publicly criticize CIT or any of its affiliates. (Mr. Peek’s ownership interest of less than 1% of any class of publicly traded securities is not considered a violation of the provision summarized in the preceding sentence.) In addition, while employed by CIT and for two years following termination of employment for any reason, Mr. Peek may not, without the written consent of the Board, hire any person who was employed by CIT or one of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade, or induce any person or entity doing business with CIT to terminate such relationship or to refrain from extending or renewing the same.

Joseph A. Leone

Compensation and Benefits

Mr. Leone’s employment agreement, as amended and restated on May 8, 2008 and further amended on December 22, 2008, provides for the payment of an annual base salary at a rate of no less than the rate immediately prior to the effective date, to be reviewed when the salaries of all CIT executive officers are reviewed. Once Mr. Leone’s salary is increased, it may not later be reduced. Mr. Leone is also entitled to an annual bonus pursuant to our incentive plans and programs (with a target bonus of 150% of annual base salary).

Mr. Leone’s employment agreement provides for his participation in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans generally available to senior executives. In addition, the agreement provides for continued participation in CIT’s Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of Mr. Leone’s agreement. Mr. Leone is also eligible to receive benefits under the CIT retiree medical and life insurance plan.

Termination and Change of Control Arrangements

As amended, Mr. Leone’s employment agreement provides that any termination or resignation will be treated as a “retirement,” except for terminations that are due to death or disability; for cause; or without cause during the change of control extension period. Mr. Leone’s amended employment does not include the concepts of “good reason” and “evergreen” renewal.

In the event of a termination due to death or disability, Mr. Leone (or his estate) is entitled to a lump sum payment equal to the sum of his annual base salary, a prorated bonus payment, full accelerated vesting with respect to outstanding equity compensation awards, and amounts due under CIT’s general benefits plans and programs, if any. In addition, for a termination due to disability, Mr. Leone is entitled to continue to accrue age and service credit through retirement for purposes of CIT’s retirement plans. In the event of a termination due to retirement, Mr. Leone is entitled to a prorated bonus payment.

Change of Control

In the event of a change of control (as defined in Mr. Leone’s employment agreement), the term of his employment agreement will be extended to the second anniversary of the change of control. In addition, should his employment be terminated without cause during the two-year extension period, Mr. Leone will receive a prorated bonus, continued salary and bonus for two and one-half years payable in a lump sum, continued benefits for up to two and one-half years, two years of age and service credit under all relevant CIT retirement plans, and outplacement services. In addition, all of Mr. Leone’s outstanding equity compensation awards will fully vest and he generally will have two years to exercise outstanding options.

In the event that Mr. Leone becomes subject to excise taxes under Section 4999 of the U.S. Tax Code, he will receive a gross up payment equal to the amount of such excise taxes.

Restrictive Covenants

Mr. Leone’s employment agreement requires him to sign a release of claims in connection with his retirement or termination without cause. Mr. Leone’s employment agreement also contains certain non-competition and non-solicitation obligations. While employed by CIT and for one year following termination of employment for any reason, Mr. Leone may not, without the written consent of the Board, (i) knowingly engage or be interested in any business in the United States which is in competition with any lines of business actively being conducted by CIT on the date of termination, or (ii) disparage or publicly criticize CIT or any of its affiliates. In addition, while employed by CIT and for two years following termination of employment for any reason, Mr. Leone may not, without the written consent of the Board, hire any person who was employed by CIT or one of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring or solicit, entice, persuade, or induce any person or entity doing business with CIT to terminate such relationship or to refrain from extending or renewing the same.

Alexander T. Mason

Mr. Mason’s employment agreement, dated June 16, 2008, provides that he will serve as our President and Chief Operating Officer, reporting to Jeffrey M. Peek, Chairman and Chief Executive Officer. The employment agreement is for a term running from June 16, 2008 to May 31, 2010.

Compensation and Benefits

Under his employment agreement, Mr. Mason will receive a base salary at an annual rate of $650,000. His base salary is reviewed when the salaries of all our executive officers are reviewed. Mr. Mason is also entitled to an annual bonus pursuant to our incentive plans and programs. Subject to the terms of his employment agreement, Mr. Mason’s bonus will be determined by the Compensation Committee of the Board of Directors based on his individual performance and the performance of CIT. The performance targets and criteria for payment of his annual bonus will be established by the Compensation Committee. Under his employment agreement, Mr. Mason will receive a minimum guaranteed cash bonus of not less than $1,350,000 for each of the bonus plan years of 2008 and 2009.

Under his employment agreement, Mr. Mason will be eligible to participate in our Long-Term Incentive Plan (the “LTIP”). In 2009, with respect to 2008, and in 2010, with respect to 2009, Mr. Mason will be awarded RSUs equal in value to not less than $1,500,000 and options equal in value to not less than $1,000,000. The actual number of RSUs and options awarded will be determined based on the closing price of our common stock on the New York Stock Exchange on the grant dates and CIT’s valuation of the options on that date. Commencing in 2011, with respect to performance in 2010, Mr. Mason’s equity awards under the LTIP will be determined by the Compensation Committee in accordance with the criteria used by the Compensation Committee to determine equity awards for similarly situated executive employees.

Mr. Mason’s employment agreement provides for his participation in all other employee pension, welfare, perquisites, fringe benefit, and other benefit plans generally applicable to executive employees. After termination of employment, Mr. Mason may elect to purchase benefits under the CIT retiree medical and life insurance plans.

Mr. Mason is entitled to relocation benefits incurred during 2008 and 2009 as permitted in accordance with our relocation policy and temporary housing expenses for up to nine months, which in the aggregate shall not exceed $120,000, plus a gross up payment for any related income and employment taxes. Mr. Mason is further entitled to be reimbursed up to $35,000 for reasonable attorneys’ fees in connection with negotiation of his employment agreement.

Termination

Mr. Mason’s employment may be terminated by us with or without “cause,” or Mr. Mason may resign with or without “good reason” (each, as defined below). In the event that his employment is terminated by CIT without cause or Mr. Mason resigns for good reason, Mr. Mason is generally entitled to receive a payment equal to two and one-half times base salary plus a prorated bonus, continued medical and dental benefits for up to two years, two years of age and service credit under all relevant CIT retirement plans, and outplacement services. In addition, Mr. Mason will be paid the dollar value of any portion of his guaranteed equity awards that have not been granted, and all of Mr. Mason’s outstanding equity compensation awards will fully vest and he will generally have two years to exercise outstanding options.

In the event of a termination of employment due to Mr. Mason’s death or disability, Mr. Mason (or his estate) will be paid the dollar value of any portion of his guaranteed equity awards that have not been granted, and he (or his estate) is entitled to full accelerated vesting with respect to his outstanding equity compensation awards, and amounts due under CIT’s general benefits plans and programs, if any. In addition, for a termination due to disability, Mr. Mason is entitled to continue to accrue age and service credit through retirement for purposes of CIT’s retirement plans.

Under his employment agreement, “cause” generally means (i) unreasonable neglect or refusal to perform any of his executive duties; (ii) conviction of a felony or a plea of guilty or nolo contendere with respect thereto; (iii) knowingly engaging in any activity that is directly or indirectly in competition with CIT, or (iv) willfully violating any CIT policy that covers standards of corporate conduct. “Good reason” generally means the occurrence of any of the following without Mr. Mason’s consent: (i) assignment to him of any duties materially inconsistent with his position as President and Chief Operating Officer, (ii) a material reduction in his annualized base salary, or (iii) any successor to CIT fails to assume the obligations under his employment agreement.

Change of Control

In the event Mr. Mason’s employment is terminated without cause or by him for good reason following a change of control, he will receive a payment equal to two and one-half times his annual base salary plus two and one-half times his average annual bonus plus a prorated average annual bonus based on the number of months of service in the year of termination. In addition, Mr. Mason will be paid the dollar value of any portion of his guaranteed equity awards that have not been granted, and he is entitled to full accelerated vesting with respect to his outstanding equity compensation awards.

Restrictive Covenants

Mr. Mason’s employment agreement also contains certain non-competition and non-solicitation obligations. While employed by CIT and for up to two years following a resignation without good reason or a termination of employment by CIT for cause, Mr. Mason may not, without the written consent of the Board, (i) knowingly engage or be interested in any business in the United States that is in competition with any lines of business that account for at least 10% of CIT’s gross revenues, or (ii) disparage or publicly criticize CIT or any of its affiliates. (Mr. Mason’s ownership interest of less than 1% of any class of publicly traded securities is not considered a violation of the provision summarized in the preceding sentence.) In addition, while employed by CIT and for two years following termination of employment for any reason, Mr. Mason may not, without the written consent of the Board, hire any person who was employed by CIT or one of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade, or induce any person or entity doing business with CIT to terminate such relationship or to refrain from extending or renewing the same.

C. Jeffrey Knittel

Compensation and Benefits

Mr. Knittel’s employment agreement, as amended and restated on May 7, 2008, and further amended on each of November 24, 2008 and December 22, 2008, provides for the payment of an annual base salary at a rate of no less than the rate immediately prior to the effective date, to be reviewed when the salaries of all CIT executive officers are reviewed. Once Mr. Knittel’s salary is increased, it may not later be reduced. Mr. Knittel is also entitled to an annual bonus opportunity based on the performance of CIT and his business unit, in accordance with CIT’s incentive plans and programs (with a target bonus of at least 100% of annual base salary).

Mr. Knittel’s employment agreement provides for his participation in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans generally available to senior executives. In addition, the agreement provides for continued participation in CIT’s Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of Mr. Knittel’s agreement. Mr. Knittel is also eligible to receive benefits under the CIT retiree medical and life insurance plan.

Termination and Change of Control Arrangements

In the event Mr. Knittel’s employment is terminated by him for “good reason” or by CIT “without cause” (in each case, as defined in his employment agreement), Mr. Knittel generally is entitled to receive a prorated bonus, continued salary and bonus for two years, continued benefits for up to two years, two years of age and service credit under all relevant CIT retirement plans, and outplacement services. In addition, all of Mr. Knittel’s outstanding equity compensation awards will fully vest and he generally will have two years to exercise outstanding options.

In the event of a termination due to death or disability, Mr. Knittel (or his estate) is entitled to a lump sum payment equal to the sum of his annual base salary, a prorated bonus payment, full accelerated vesting with respect to outstanding equity compensation awards, and amounts due under CIT’s general benefits plans and programs, if any. In addition, for a termination due to disability, Mr. Knittel is entitled to continue to accrue age and service credit through retirement for purposes of CIT’s retirement plans. In the event of a termination due to retirement, Mr. Knittel is entitled to a pro-rated bonus payment.

Change of Control

In the event of a change of control (as defined in Mr. Knittel’s employment agreement), the term of his employment agreement will be extended to the second anniversary of the change in control. In addition, should his employment be terminated without cause or by Mr. Knittel for good reason during the two year extension period, Mr. Knittel will receive the same severance payments and benefits described above for a termination “without cause” except that continued salary and bonus will be for two and one-half years and is payable in a lump sum.

In the event that Mr. Knittel becomes subject to excise taxes under Section 4999 of the U.S. tax code, he will receive a gross up payment equal to the amount of such excise taxes.

Restrictive Covenants

Mr. Knittel’s employment agreement also contains certain non-competition and non-solicitation obligations. While employed by CIT and for one year following termination of employment for any reason, Mr. Knittel may not, without the written consent of the Board, (i) knowingly engage or be interested in any business in the United States which is in competition with any lines of business actively being conducted by CIT on the date of termination, or (ii) disparage or publicly criticize CIT or any of its affiliates. In addition, while employed by CIT and for two years following termination of employment for any reason, Mr. Knittel may not, without the written consent of the Board, hire any person who was employed by CIT or one of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring or solicit, entice, persuade, or induce any person or entity doing business with CIT to terminate such relationship or to refrain from extending or renewing the same.

Lawrence A. Marsiello

As part of CIT’s succession planning, Mr. Marsiello, under the terms of his employment agreement, resigned for good reason, effective February 29, 2008, due to the promotion of Nancy J. Foster to Executive Vice President and Chief Risk Officer.

Pursuant to his employment agreement effective as of his resignation, Mr. Marsiello received the following payments: a prorated bonus for 2008; continued salary and bonus for 2.5 years; continued benefits for two years; two years of age and service credit under all relevant CIT retirement plans; and outplacement services.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above, we have entered into certain agreements and maintain certain plans that will require CIT to provide compensation to our named executive officers in the event of a termination of employment of the named executive officer or a change of control of CIT. The amount of compensation payable to each named executive officer in each situation is listed in the table below, based on the assumption that the triggering event took place on December 31, 2008, with the exception of the amounts shown for Mr. Marsiello (which reflect the compensation and benefits payable upon the termination of his employment due to his resignation form CIT for “Good Reason,” effective February 29, 2008.)

The payment of compensation to our named executive officers in the event of a termination of employment or a change of control is prohibited by the American Recovery and Reinvestment Act of 2009 (“ARRA”), which prohibits all severance payments to Senior Executive Officers (“SEOs”) and the next five most highly compensated employees. In addition, the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (“EESA”) prohibits CIT from making any “golden parachute” payments (such as severance payments, accelerated vesting of equity awards or deferred compensation or enhancement of retirement benefits) to SEOs on account of an applicable severance from employment. CIT will only make such payments as allowed by EESA, ARRA and available regulatory guidance.

Termination Reason	Name	Severance (1)	Value of Unvested Equity- Based Awards (2)	Present Value of Incremental Pension Benefits (3)	Present Value of Health/ Welfare Benefits (4)	280G Tax Grossup (5)	Total (6)

Retirement	Jeffrey M. Peek	$1,604,384	$102,709	$—	$—	n/a	$1,707,093
	Joseph M. Leone	$752,055	$—	$—	$—	n/a	$752,055
	Alexander T. Mason	$—	$—	$—	$—	n/a	$—
	James J. Duffy	$—	$—	$—	$—	n/a	$—
	C. Jeffrey Knittel	$651,781	$26,138	$—	$—	n/a	$677,919
	Lawrence A. Marsiello	n/a	n/a	n/a	n/a	n/a	n/a

Involuntary without Cause	Jeffrey M. Peek	$8,817,536	$1,352,330	$4,378,642	$119,000	n/a	$14,667,508
	Joseph M. Leone	$—	$—	$—	$—	n/a	$—
	Alexander T. Mason	$10,675,000	$615,588	$—	$—	n/a	$11,290,588
	James J. Duffy	$1,050,000	$129,394	$140,109	$—	n/a	$1,319,503
	C. Jeffrey Knittel	$2,755,343	$395,443	$1,804,650	$80,000	n/a	$5,035,436
	Lawrence A. Marsiello	n/a	n/a	n/a	n/a	n/a	n/a

Good Reason	Jeffrey M. Peek	$8,817,536	$1,352,330	$4,378,642	$119,000	n/a	$14,667,508
	Joseph M. Leone	$—	$—	$—	$—	n/a	$—
	Alexander T. Mason	$10,675,000	$615,588	$—	$—	n/a	$11,290,588
	James J. Duffy	$1,050,000	$—	$140,109	$—	n/a	$1,190,109
	C. Jeffrey Knittel	$2,755,343	$395,443	$1,804,650	$80,000	n/a	$5,035,436
	Lawrence A. Marsiello	$3,248,288	$1,696,046	$4,687,327	$128,500	n/a	$9,623,562

Death	Jeffrey M. Peek	$2,404,384	$1,352,330	$—	$2,400,000	n/a	$6,156,714
	Joseph M. Leone	$1,252,055	$161,402	$—	$1,500,000	n/a	$2,913,457
	Alexander T. Mason	$7,700,000	$615,588	$—	$—	n/a	$8,315,588
	James J. Duffy	$—	$320,513	$—	$—	n/a	$320,513
	C. Jeffrey Knittel	$1,051,781	$395,443	$—	$1,200,000	n/a	$2,647,224
	Lawrence A. Marsiello	n/a	n/a	n/a	n/a	n/a	n/a

Disability	Jeffrey M. Peek	$2,404,384	$1,352,330	$1,868	$—	n/a	$3,758,582
	Joseph M. Leone	$1,252,055	$161,402	$—	$—	n/a	$1,413,457
	Alexander T. Mason	$7,700,000	$615,588	$—	$—	n/a	$8,315,588
	James J. Duffy	$—	$320,513	$61,705	$—	n/a	$382,218
	C. Jeffrey Knittel	$1,051,781	$395,443	$50,340	$—	n/a	$1,497,564
	Lawrence A. Marsiello	n/a	n/a	n/a	n/a	n/a	n/a

Change of Control	Jeffrey M. Peek	$8,817,536	$1,352,330	$4,378,642	$119,000	$—	$14,667,508
	Joseph M. Leone	$3,882,193	$161,402	$833,879	$99,500	$—	$4,976,974
	Alexander T. Mason	$14,050,000	$615,588	$—	$—	$7,264,748	$21,930,336
	James J. Duffy	$1,750,000	$359,058	$132,609	$—	$—	$2,241,667
	C. Jeffrey Knittel	$3,281,234	$395,443	$1,804,646	$80,000	$—	$5,561,323
	Lawrence A. Marsiello	n/a	n/a	n/a	n/a	n/a	n/a

(1)

Generally includes a bonus prorated to correspond with the portion of the year ending at termination, plus a multiple of the combined salary plus prorated bonus. The amounts for Mr. Mason also include the value of minimum guaranteed cash-based and equity-based incentive awards for 2008 and 2009 that have not yet been awarded as of December 31, 2008.

(2)	Unvested equity-based awards are calculated based on the closing price of our common stock as of December 31, 2008 of $4.54, the last business day of the year. The treatment upon termination for each type of equity award is further described under the heading “Long-Term Incentives” following the Grants of Plan-Based Awards table.

(3)	As of December 31, 2008, Mr. Mason was not yet eligible to receive any benefits under the Supplemental Retirement Plan and New Executive Retirement Plan upon retirement. Present values of the annuity valued under the Executive Retirement Plan are based on FAS132 assumptions of a discount rate of 6.25% and the 2009 PPA Sex Distinct Annuitant table.

(4)	Includes, as applicable (a) the estimated value of medical or dental coverage premiums for individual policies to provide coverage for a period of two years for Mr. Knittel, two and one-half years for Mr. Leone and Mr. Marsiello, and three years for Mr. Peek; (b) the estimated cost of company provided basic group life insurance that provides one times base salary plus the cost of accidental death and dismemberment insurance that provides one times base salary (the base salary is capped at $500,000 under the plan); and (c) the estimated cost to purchase individual disability insurance policy coverage for a period of two, two and one-half and three years for Messrs. Knittel, Marsiello, Leone, and Peek, respectively. In the event of death, amounts shown include life insurance proceeds based on three times annual base salary for Mr. Peek, Mr. Leone and Mr. Knittel.

(5)	Represents an estimate of excise tax pursuant to Section 280G of the U.S. tax code and the related contractual gross-up based on the value of amounts and benefits payable under each termination scenario.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total ($)

(a)	(b)	(c)	(d)	(h)

Gary C. Butler	$60,000	$44,967	$47,930	$152,897
William M. Freeman	$60,000	$39,966	$56,884	$156,850
Susan Lyne	$60,000	$51,582	$75,885	$187,467
James S. McDonald	$60,000	$38,900	$87,854	$186,754
Marianne Miller Parrs	$60,000	$41,627	$47,930	$149,557
Timothy M. Ring	$60,000	$37,474	$49,320	$146,794
Vice Admiral John R. Ryan	$60,000	$37,474	$53,000	$150,474
Seymour Sternberg	$60,000	$72,197	$58,588	$190,785
Peter J. Tobin	$60,000	$41,627	$58,584	$160,211
Lois M. Van Deusen	$60,000	$37,474	$63,382	$160,856

(1)	Directors receive an annual retainer of $60,000 which were paid as cash or converted into restricted shares or stock options at each director’s election, as shown in the following table:

		Granted as

	Paid in Cash	Restricted Stock	Stock Options

Mr. Butler	$—	$60,000	$—
Mr. Freeman	$60,000	$—	$—
Ms. Lyne	$—	$—	$60,000
Mr. McDonald and Ms. Van Deusen	$—	$30,000	$30,000
Ms. Miller Parrs, Mr. Ring and Mr. Tobin	$30,000	$30,000	$—
Mr. Ryan	$15,000	$45,000	$—
Mr. Sternberg	$30,000	$—	$30,000

On May 6, 2008, restricted stock was granted at each director’s election based on the fair market price of CIT common stock on the date of grant of $13.13 per share. These grants vest 100% on the first anniversary of the date of the award. The number and grant date fair value of these grants were as follows: Mr. Butler – 2,285 shares ($30,002), Mr. McDonald – 1,143 shares ($15,008), Ms. Miller Parrs – 1,143 shares ($15,008), Mr. Ring – 1,143 shares ($15,008), Mr. Ryan – 1,714 shares ($22,505), Mr. Tobin – 1,143 shares ($15,008), and Ms. Van Deusen – 1,143 shares ($15,008).

On May 6, 2008, stock options were granted at each director’s election based on the fair market price of CIT common stock on the date of grant of $13.13 per share. These grants become exercisable 100% on the first anniversary of the date of the award. The number and grant date fair value of these grants were as follows: Ms. Lyne – 7,500 options ($47,330), Mr. McDonald – 3,750 options ($23,665), Mr. Sternberg – 3,750 options ($23,665), and Ms. Van Deusen – 3,750 options ($23,665).

On October 16, 2008, restricted stock was granted at each director’s election based on the fair market price of CIT common stock on the date of grant of $2.91 per share. These grants vest 100% on the first anniversary of the date of the award. The number and grant date fair value of these grants were as follows: Mr. Butler – 10,310 shares ($30,002), Mr. McDonald – 5,155 shares ($15,001), Ms. Miller Parrs – 5,155 shares ($15,001), Mr. Ring – 5,155 shares ($15,001), Mr. Ryan – 7,732 shares ($22,500), Mr. Tobin – 5,155 shares ($15,001), and Ms. Van Deusen – 5,155 shares ($15,001).

On October 16, 2008, stock options were granted at each director’s election based on the fair market price of CIT common stock on the date of grant of $2.91 per share. These grants become exercisable 100% on the first anniversary of the date of the award. The number and grant date fair value of these grants were as follows: Ms. Lyne – 30,000 options ($28,900), Mr. McDonald – 15,000 options ($14,450), Mr. Sternberg – 15,000 options ($14,450), and Ms. Van Deusen – 15,000 options ($14,450).

(2)	Represents the stock award compensation cost recognized during 2008 pursuant to FAS 123R for each Director, other than for shares of restricted stock granted as part of the annual retainer. The valuation method and related assumptions used to determine the stock award compensation cost recognized during 2008 is further discussed in our Annual Report on Form 10-K filed by CIT on March 2, 2009, under the heading “Restricted Stock” in “Note 16 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements.

On May 6, 2008, restricted stock was granted to each director based on the fair market price of CIT common stock on the date of grant of $13.13 per share. These grants vest in three equal installments on the first, second, and third anniversaries of the date of the award. The number and grant-date fair value of these grants were as follows: Mr. Butler – 3,428 shares ($45,010), Mr. Freeman – 3,428 shares ($45,010), Ms. Lyne – 3,428 shares ($45,010), Mr. McDonald – 3,809 shares ($50,012), Ms. Miller Parrs – 3,809 shares ($50,012),

Mr. Ring – 3,428 shares ($45,010), Mr. Ryan – 3,428 shares ($45,010), Mr. Sternberg – 3,809 shares ($50,012), Mr. Tobin – 3,809 shares ($50,012), and Ms. Van Deusen – 3,428 shares ($45,010).

The number of unvested restricted stock awards outstanding at December 31, 2008, including the grants made during 2008, was as follows: Mr. Butler – 16,825 shares, Mr. Freeman – 4,230 shares, Ms. Lyne – 4,465 shares, Mr. McDonald – 13,234, Ms. Miller Parrs – 10,998 shares, Mr. Ring – 10,528 shares, Mr. Ryan – 13,676 shares, Mr. Sternberg – 4,700 shares, Mr. Tobin – 10,998 shares, and Ms. Van Deusen – 10,528 shares.

(3)	Represents the stock option compensation cost recognized during 2008 pursuant to FAS 123R, for each director, other than for stock options granted as part of the annual retainer. The valuation method and related assumptions used to determine the stock option compensation cost recognized during 2008 is further discussed in the Annual Report on Form 10-K filed by CIT on March 2, 2009, under the heading “Long-Term Incentive Plan” in “Note 16 – Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements.

On May 6, 2008, we granted stock options to our directors with an exercise price based on the fair market value of CIT common stock on the date of grant of $13.13 per share. These grants vest in three equal installments on the first, second and third anniversaries of the date of the award. The number and grant date fair value of these grants were as follows: Mr. Butler – 11,250 options ($70,994), Mr. Freeman – 13,750 options ($86,771), Ms. Lyne – 11,250 options ($70,994), Mr. McDonald – 11,250 options ($70,994), Ms. Miller Parrs – 11,250 options ($70,994), Mr. Ring – 11,250 options ($70,994), Mr. Ryan – 11,250 options ($70,994), Mr. Sternberg – 11,250 options ($70,994), Mr. Tobin – 13,750 options ($86,771), and Ms. Van Deusen – 13,750 options ($86,771).

The number of stock options outstanding at December 31, 2008, including the grants made during 2008, was as follows: Mr. Butler – 34,614 options, Mr. Freeman – 40,563 options, Ms. Lyne – 56,000 options, Mr. McDonald – 37,274 options, Ms. Miller Parrs – 40,400 options, Mr. Ring – 30,802 options, Mr. Ryan – 40,297 options, Mr. Sternberg – 36,157 options, Mr. Tobin – 55,461 options, and Ms. Van Deusen – 62,893 options.

DIRECTOR COMPENSATION

Non-employee directors were paid during 2008 under the compensation structure described below. Mr. Peek’s compensation is based solely on his role as CEO of CIT. He received no additional compensation for serving as a director of CIT. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Initial Equity-Based Awards

A one-time equity-based grant of $100,000 is awarded at the time of appointment to the Board. One-half of the value ($50,000) is granted in the form of stock options, and the remaining value ($50,000) is granted in the form of restricted stock.

Annual Compensation

The following table outlines the elements of compensation paid annually, determined by each director’s role on the Board. The presentation below varies from the presentation format in the Director Compensation Table (“DCT”) set forth in this Proxy Statement. A primary difference between the equity values shown and described below is that the values shown in the Stock Awards and Option Awards columns of the DCT report the expense recognized for financial statement reporting purposes and includes all or part of equity grants made in prior years, as further described in footnotes 2 and 3 to the DCT.

	Non-Audit Committee / Non- Committee Chair	Audit Committee (except Chair)	Committee Chairs (except Audit)	Audit Committee Chair
Annual Cash
Retainer (1)	$60,000	$60,000	$60,000	$60,000
Stock Options	$45,000	$45,000	$55,000	$55,000
Restricted Stock	$45,000	$50,000	$45,000	$50,000

	$150,000	$155,000	$160,000	$165,000

(1)	Directors may elect to receive retainer in any combination of cash, stock options or restricted stock.

Annual Cash Retainer

A cash retainer of $60,000 is payable each year. Directors may elect to receive, in lieu of 100% cash, any combination of cash, stock options or restricted stock.

Annual Equity-Based Awards

All directors receive equity-based awards of $90,000 each year. One-half of the value ($45,000) is granted in the form of stock options, and the remaining value ($45,000) is granted in the form of restricted stock. Members of the Audit Committee receive an additional $5,000 in the form of restricted stock. Directors who Chair a committee of the Board receive an additional $10,000 in the form of stock options.

Meeting Fees

No additional fees are paid for attendance at Board or committee meetings.

Out-of-Pocket Expenses

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board or committee meetings and functions, or for continuing education related to being a director of CIT.

Timing of Payments / Awards

Cash retainers are paid in two installments on a semi-annual basis, in conjunction with the May Board meeting and the October earnings announcement.

Annual equity-based awards are granted once per year, in conjunction with the May Board meeting.

Terms / Conditions of Equity-Based Awards

Conversion to Restricted Stock:

Compensation paid in the form of restricted stock shall be converted to a number of shares based on a price that is equal to the closing price on the New York Stock Exchange of CIT stock on the applicable date of grant.

Conversion to Stock Options:

Compensation paid in the form of stock options shall be converted to a number of options in a manner generally consistent with the formula approved by the Compensation Committee applicable to the conversion of equity-based awards granted to employees of CIT.

Stock Option Exercise Price:	The per share exercise price for all equity-based awards granted in the form of stock options shall equal the closing price of CIT’s common stock on the NYSE on the applicable grant date.

Vesting schedule:	•	Annual equity-based grants and one-time equity-based grants awarded at the time of appointment to the Board shall vest, and in the case of stock options become exercisable, in three equal annual installments beginning with the first anniversary of the date of grant.
	•	Any portion of an annual retainer granted in the form of stock options shall immediately vest as of the date of grant, but shall not become exercisable before the first anniversary of the date of grant.
	•	Any portion of an annual retainer granted in the form restricted stock shall vest 100% on the first anniversary of the date of grant.

Period of Restriction:	Prior to vesting, shares of restricted stock generally may not be sold, transferred, pledged, or assigned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The table below shows the name and address of each person or company known to CIT that beneficially owns in excess of 5% of any class of voting stock. Information in this table is as of December 31, 2008, based upon reports on Schedule 13G filed with the Securities and Exchange Commission on or before February 15, 2009.

Title of Class	Name and Address of	Amount and Nature of	Percentage of
of Stock	Beneficial Owner	Beneficial Ownership	Common Stock

Common Stock	FMR LLC	(1) 37,361,875	9.90%
	82 Devonshire Street
	Boston, MA 02109

Common Stock	Brandes Investment Partners, LP	(2) 28,465,717	9.70%
	11988 El Camino Real, Suite 500
	San Diego, CA 92130

Common Stock	Franklin Mutual Advisors LLC	(3) 21,504,101	5.70%
	101 John F. Kennedy Parkway
	Short Hills, NJ 07078-2789

(1)	FMR LLC reports sole voting power over 967,721 shares and sole dispositive power over 37,361,875 shares. The beneficial ownership position reported by FMR LLC in its Schedule 13G filed February 17, 2009 includes 5,758,011 common shares relating to its right to convert its 1,456,765 shares of CIT Group 8.75% Non-Cumulative Perpetual Convertible Preferred Stock, Series C to common shares at an exchange ratio of 3.9526 shares of common for each share of Convertible Preferred Stock.

(2)	Brandes Investment Partners, L.P. reports shared voting power over 24,925,110 shares and shared dispositive power over 28,465,717 shares.

(3)	Franklin Mutual Advisors LLC reports sole voting power over 21,504,101 shares and sole dispositive power over 21,504,101 shares.

Security Ownership of Directors and Executive Officers

     The table below shows, as of February 15, 2009, the number of shares of CIT common stock owned by each director, by the named executive officers, and by the directors and executive officers as a group.

Name of Individual	Amount and Nature of Beneficial Ownership (CIT Common Stock and Exchangeable Shares)(1)(2)(3)(4)	Percentage of Class
Jeffrey M. Peek(5)	1,705,411.57	*
Gary C. Butler	57,439.00	*
William M. Freeman	31,729.00	*
Susan M. Lyne	11,916.31	*
James S. McDonald	21,451.00	*
Marianne Miller Parrs	47,064.86	*
Timothy M. Ring	30,849.93	*
John R. Ryan	43,323.93	*
Seymour Sternberg	12,986.92	*
Peter J. Tobin	53,059.00	*
Lois M. Van Deusen	51,718.32	*
Alexander T. Mason	0	*
Joseph M. Leone	785,643.00	*
Lawrence A. Marsiello	626,379.68	*
James J. Duffy	53,884.00	*
C. Jeffrey Knittel	180,624.00	*
All Directors and Executive
Officers as a group (21 persons)	4,251,138.16	1.08%

*	Represents less than 1% of our total outstanding Common Stock.

(1)	Includes shares of restricted stock issued under our existing and prior equity compensation plans, for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Butler – 16,825 shares, Mr. Freeman – 4,230 shares, Ms. Lyne – 4,465 shares, Mr. McDonald – 11,697 shares, Ms. Parrs – 10,998 shares, Mr. Ring – 10,528 shares, Mr. Ryan – 13,676 shares, Mr. Sternberg – 4,700 shares, Mr. Tobin – 10,998 shares, Ms. Van Deusen – 10,528 shares, Mr. Duffy – 5,050 shares, and Mr. Knittel – 28,786 shares.

(2)	Includes shares of CIT common stock issuable pursuant to stock options awarded under our existing and prior equity compensation plans that have vested or are scheduled to vest within 60 days after February 15, 2009 in the following amounts: Mr. Peek – 1,245,487 shares, Mr. Butler – 21,029 shares, Mr. Freeman – 24,145 shares, Ms. Lyne – 4,081 shares, Mr. McDonald – 2,424 shares, Ms. Parrs – 26,815 shares, Mr. Ring – 17,217 shares, Mr. Ryan – 26,194 shares, Mr. Sternberg – 3,822 shares, Mr. Tobin – 38,858 shares, Ms. Van Deusen – 28,058 shares, Mr. Leone – 653,954 shares, Mr. Duffy – 46,328 shares, Mr. Knittel – 125,113 shares, and Mr. Marsiello – 558,247 shares.

(3)	Excludes performance shares at target issued under our existing and prior equity compensation plans, for which the holders do not have voting rights, and for which ownership has not vested, in the following amounts: Mr. Peek – 107,075 shares, Mr. Leone – 35,551 shares, Mr. Duffy – 8,490 shares and Mr. Knittel – 5,306 shares. Also excludes 52,439 restricted stock units issued to Mr. Duffy and 784,893 restricted stock units issued to Mr. Mason under prior equity compensation arrangements, for which they do not have voting rights and which have not vested, and 44,721 vested restricted stock units and 15,471 shares acquired through reinvestment of dividends on such vested restricted stock units, and 123,000 vested performance shares and 43,423 shares acquired through reinvestment of dividends on such vested performance shares that Mr. Peek elected to defer receipt of and for which he does not have voting rights.

(4)	Includes 204,544 shares of restricted stock issued under our existing and prior equity compensation plans to executive officers and directors as a group for which they have voting rights, but for which ownership has not vested, and 3,219,300 shares of CIT common stock issuable pursuant to stock options awarded under our existing and prior equity compensation plans to all executive officers and directors as a group that have vested or will vest within 60 days after February 15, 2009. Excludes 871,148 restricted stock units issued under existing and prior equity compensation arrangements to all executive officers as a group, for which the holders do not have voting rights and for which ownership has not vested, and 226,615 shares that have been deferred and that do not have voting rights.

(5)	Includes 3,000 shares of CIT common stock held in trusts for his children for which Mr. Peek has disclaimed beneficial ownership.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), 300 Madison Avenue, New York, New York 10017, as independent auditors to audit CIT’s financial statements, to review management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ending December 31, 2009, and to perform appropriate auditing services. A resolution will be presented at the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the common stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the selection of independent auditors.

     PwC has audited our financial statements since June 2001. A member of PwC will be present at the meeting, will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to stockholders’ questions.

Fees for Professional Services

     The table below shows the aggregate fees, including out-of-pocket expenses, for professional services billed by PwC related to the years ended December 31, 2008 and December 31, 2007 (in millions):

	Year ended December 31, 2008	Year ended December 31, 2007
Audit fees (a)	$14.88	$15.20
Audit-related fees (b)	0.11	0.28
Tax fees (c)	0.44	0.69
All other fees (d)	0.01	0.01

Total Fees	$15.44	$16.18

(a)

Audit fees include fees billed for audit services related to the respective fiscal years presented, including the audit of CIT’s consolidated financial statements and effectiveness of internal controls over financial reporting, limited reviews of CIT’s unaudited interim financial statements, and as appropriate, statutory and subsidiary audits, issuances of comfort letters, consents, income tax provision procedures and assistance with review of documents filed with the Securities and Exchange Commission. The Audit fees in the 2007 column have been updated compared to the proxy statement filed on March 25, 2008 primarily to include fees for subsidiary audits related to fiscal 2007 that were agreed to after the filing of the previous proxy statement.

(b)

Audit related fees include fees billed in each of the respective years presented for assurance and related services, including audits of employee benefit plans, review of our service centers, and guidance related to emerging accounting standards.

(c)	Tax fees include fees billed in each of the respective years presented for tax services rendered for tax return preparation, tax compliance and tax advice.

(d)	All other fees include fees billed in each of the respective years presented for user licenses for access to a technical reference library.

     The Audit Committee has determined that CIT will not retain PwC for any professional services without the prior approval of the Audit Committee, except that the Audit Committee has delegated to the Audit Committee Chairman the authority to authorize management to retain PwC for professional services in which the aggregate fees are expected to be less than $150,000 in any year. In general, CIT does not retain PwC to provide information systems, tax consulting, or other consulting services. The Audit Committee has determined that the professional services provided by PwC as described above are compatible with the independent auditor maintaining its independence. The Audit Committee gave prior approval to all audit and non-audit professional services provided by PwC in 2008.

     The Board of Directors recommends a vote “For” the ratification of PricewaterhouseCoopers LLP as CIT’s independent auditors for 2009.

     The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to ratify the selection of our independent auditors.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE
CIT GROUP INC. LONG-TERM INCENTIVE PLAN

     On January 20, 2009, the Board of Directors unanimously approved, subject to stockholder approval, an amendment to the CIT Group Inc. CIT Group Inc. Long-Term Incentive Plan (the “LTIP”) to increase the number of shares of CIT common stock available for awards under the LTIP, as determined by the Compensation Committee of the Board of Directors. On February 23, 2009, the Compensation Committee of the Board of Directors unanimously approved, subject to stockholder approval, an increase in the number of shares of CIT common stock available for awards under the LTIP from 15,900,000 to 57,900,000 based on a share counting ratio of 1.67 as described below.

     The LTIP, which was originally approved by CIT’s stockholders in May 2006 and amended with shareholder approval in May 2008, was established for two reasons. First, the LTIP helps promote the long-term success of CIT by providing eligible individuals with opportunities to obtain a proprietary interest in CIT through the grant of equity-based awards. These awards will provide participants with incentives to contribute to CIT’s long-term growth and profitability. Second, the LTIP assists CIT in attracting, retaining, and motivating highly qualified individuals who are in a position to make significant contributions to CIT.

     The following is a summary of the principal provisions of the LTIP, but is not intended to be a complete description of all its terms and provisions. This description is qualified by reference to the plan document, which was filed as an exhibit to our Current Report on Form 8-K, filed on May 12, 2008.

     The affirmative vote of a majority of the shares represented and entitled to vote at the 2009 Annual Meeting, is required to approve these amendments to the LTIP. On March 12, 2009, the closing market price of the CIT common stock on the NYSE was $2.67.

Administration

     The LTIP is generally administered by the Compensation Committee. The Compensation Committee has full authority to construe and interpret the LTIP subject to the plan’s terms and conditions, including the authority to determine who will be granted awards, the terms and conditions of awards, and the number of shares subject to, or the cash amount payable with respect to, an award.

Eligibility

     The Compensation Committee has the authority under the LTIP to select the individuals who will be granted awards from among the officers, employees, directors, non-employee directors, consultants, advisors, and independent contractors of CIT or any parent or subsidiary of CIT. The Compensation Committee also may delegate its authority to grant awards (other than to executive officers) to appropriate officers of CIT. As of March 12, 2009, the number of eligible employees was approximately 5,199.

Number of Shares Available for Issuance

     If this Proposal Number 3 is adopted, the maximum aggregate number of shares of CIT common stock that may be issued under the LTIP will be 57,900,000, plus any shares that are available for issuance under the Prior Plan (as defined in the LTIP) or that become available for issuance upon cancellation or expiration of awards granted under the Prior Plan without having been exercised or settled. Shares issued under the LTIP may be authorized and unissued shares or may be issued shares that have been reacquired by CIT.

     The number of shares of CIT common stock remaining available for issuance will be reduced by the number of shares subject to outstanding awards under the LTIP and, for awards that are not denominated by shares of CIT common stock, by the number of shares actually delivered upon settlement or payment of the award. For each share of CIT common stock issued in respect of awards of restricted stock, restricted stock units, performance stock, performance units and other awards payable in shares of CIT common stock under the LTIP that are granted on or after the date of the 2008 Annual Meeting, the maximum aggregate number of shares of CIT common stock that may be issued under the LTIP will be reduced by 1.67 shares.

     Shares covered by awards granted under the LTIP that are forfeited or cancelled or otherwise expire without having been exercised or settled generally will become available for issuance pursuant to a new award. In addition, if an award is settled through the payment of cash or other non-share consideration, the shares subject to the award will become available for issuance pursuant to a new award. Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations and exercised shares covered by a stock-settled stock appreciation right will not be available for issuance pursuant to a new award.

Types of Awards; Limits

     The Compensation Committee may grant the following types of awards under the LTIP: options; restricted stock; restricted stock units; stock appreciation rights; performance stock; performance units; and other awards based on, or related to, shares of CIT common stock. However, the LTIP contains various limits with respect to the types of awards, as follows:

  the maximum number of shares that may be issued pursuant to options and stock appreciation rights granted to any eligible individual in any calendar year is 3,000,000 shares; and

  the maximum amount of restricted stock, restricted stock units, performance stock and performance stock units that may be awarded to any eligible individual in any calendar year is ten million dollars ($10,000,000) measured as of the date of grant (with respect to awards denominated in cash) and 400,000 shares measured as of the date of grant (with respect to awards denominated in shares).

Stock Options

     A stock option is the right to acquire shares of CIT common stock at a fixed exercise price for a fixed period of time (generally up to seven years). The exercise price is set by the Compensation Committee but cannot be less than 100% of the fair market value of CIT common stock on the date of grant. The only exception is for options granted in substitution for options held by employees of companies that CIT acquires. In that case, the exercise price generally preserves the economic value of the options granted to the acquired employee by the acquired company. The term of a stock option may not exceed seven years.

     The Compensation Committee may grant either incentive stock options or nonqualified stock options. As described in detail below, incentive stock options entitle the participant, but not CIT, to preferential tax treatment. The Compensation Committee determines the rules and procedures for exercising options. The exercise price may be paid in cash, shares, a combination of cash and shares, through net settlement (meaning CIT withholds shares otherwise issuable upon exercise to pay the exercise price), or by any other means authorized by the Compensation Committee, including cashless exercise, a procedure whereby vested shares covered by the option are sold by a broker and a portion of the sale proceeds are delivered to CIT to pay the exercise price.

Stock Appreciation Rights

     Stock appreciation rights are awards that entitle the participant to receive an amount equal to the excess, if any, of the fair market value on the exercise date of the number of shares for which the stock appreciation right is exercised over the grant price. The grant price is set by the Compensation Committee, but cannot be less than 100% of the fair market value of CIT common stock on the date of grant. The only exception is for stock appreciation rights granted in substitution for stock appreciation rights held by employees of companies that CIT acquires. In that case, the exercise price generally preserves the economic value of the stock appreciation rights granted to the acquired employee by the acquired company. Payment to the participant on exercise may be made in cash or shares, as determined by the Compensation Committee. If the Compensation Committee determines at the time of grant that a stock appreciation right may be settled only in shares, the term may not exceed seven years. The Compensation Committee may grant stock appreciation rights in tandem with an option.

Restricted Stock

     Restricted stock awards are shares of CIT common stock that are subject to cancellation, restrictions, and vesting conditions, as determined by the Compensation Committee. The shares may be either granted or sold to the participant.

Restricted Stock Units

     Restricted stock units entitle a participant to receive one or more shares of CIT common stock in the future upon satisfaction of vesting conditions determined by the Compensation Committee. The Compensation Committee determines whether restricted stock units will be settled through the delivery of shares, cash of equivalent value, or a combination of shares and cash.

Performance Stock and Performance Units

     Performance stock and performance unit awards entitle a participant to receive a target number of shares if specified performance targets are achieved during a specified performance period. The Compensation Committee sets the performance targets and performance period at the date of grant. When the Compensation Committee determines the performance targets have been satisfied, performance stock and performance units are settled through the delivery of shares of CIT common stock, cash of equivalent value, or a combination of cash and shares.

Other Awards

     The Compensation Committee also may grant other forms of awards that generally are based on the value of shares of CIT common stock. These other awards may provide for cash payments based in whole or in part on the value or future value of shares, may provide for the future delivery of shares to the participant, or may provide for a combination of cash payments and future delivery of shares.

Section 162(m) Performance-Based Awards

     The Compensation Committee may determine whether any award is a “performance-based” award for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “U.S. tax code.” Any awards designated to be “performance-based compensation” will be conditioned on the achievement of one or more specified performance goals established by the Compensation Committee at the date of grant. The performance goals will be comprised of specified levels of one or more of the following performance criteria, as the Compensation Committee deems appropriate: net income; cash flow or cash flow on investment; pre-tax or post-tax profit levels or earnings; growth in managed assets; operating earnings; return on investment; earned value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; return on assets; return on net assets; return on equity; return on capital; return on sales; operating margin; total stockholder return or stock price appreciation; EBITDA (as defined in the LTIP); adjusted EBITDA; revenue; or revenue before deferral, in each case determined in accordance with generally accepted accounting principles consistently applied on a business unit, subsidiary or consolidated basis or any combination thereof.

     The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit. Performance goals may be measured on an absolute or cumulative basis, or on the basis of percentage of improvement over time. Further, performance goals may be measured in terms of Company performance (or performance of the applicable subsidiary, division, department, region, function or business unit), or measured relative to selected peer companies or a market index.

     The applicable performance goals will be established by the Compensation Committee within 90 days following the commencement of the applicable performance period (or such earlier or later date as permitted or required by Section 162(m)). Each participant will be assigned a target number of shares of CIT common stock or cash value payable if target performance goals are achieved. The Compensation Committee will certify the attainment of the performance goals at the end of the applicable performance period. If a participant’s performance exceeds such participant’s target performance goals, the number of shares of CIT common stock or the cash value payable under the performance-based award may be greater than the target number, but in no event can the amounts exceed the award limits described above. In addition, unless otherwise provided in an award agreement, the Compensation Committee may reduce the number of shares or cash value payable with respect to a performance-based award even if the performance objectives are satisfied.

Amendment and Termination; Term

     Generally, the Board may terminate, amend, modify, or suspend the LTIP at any time. CIT will obtain stockholder approval of any termination, amendment, modification, or suspension if required by applicable law or NYSE rule. Subject to limited exceptions, no termination, amendment, modification, or suspension may materially impair the rights of a participant with respect to an outstanding award without the participant’s consent. Unless terminated earlier, the LTIP will expire in 2016, on the tenth anniversary of the effective date, and no additional awards may be granted after this date.

Change of Control

     In the event of a Change of Control (as defined in the LTIP) of CIT, the Compensation Committee may take steps it considers appropriate, including accelerating vesting, modifying an award to reflect the Change of Control, or providing that outstanding awards will be assumed, or substituted for, by the surviving corporation or permitting or requiring participants to surrender options and stock appreciation rights in exchange for a cash payout equal to the difference between the highest price paid in the Change of Control and the exercise price. Generally, unless the Compensation Committee determines otherwise at the time of grant, the default treatment of outstanding awards upon a Change of Control is as follows:

  options and stock appreciation rights immediately vest in full and remain exercisable until the second anniversary of the participant’s termination of employment or, if earlier, the expiration of the award’s initial term;

  restrictions imposed on restricted stock and restricted stock units immediately lapse;

  the performance targets with respect to performance units, performance stock, or other awards that vest upon satisfaction of performance objectives shall be deemed attained at target levels; and

  the vesting of all other awards that are specified with respect to shares shall be accelerated.

Under the LTIP, the following events generally result in a Change of Control:

  one individual or entity acquires at least 35% of the voting power of CIT (the Prior Plan requires that one individual or entity acquire more than 50% of the voting power of CIT);

  a majority of CIT directors are replaced by directors not approved by the Board;

  there is a merger or consolidation of CIT that results in new stockholders having at least 50% of the voting power of CIT;

  there is a sale of all or substantially all of CIT’s assets; or

  CIT stockholders approve a plan of liquidation or dissolution.

Other Provisions

     Dividends and Dividend Equivalents. The Compensation Committee may provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding award. Any such dividends or interest may either be paid currently or may be deemed to have been reinvested in shares, and may be settled in shares, cash, or a combination of cash and shares. No dividends or dividend equivalents will be paid with respect to options or stock appreciation rights.

     Participant’s Stockholder Rights. A participant will have no rights as a stockholder with respect to shares covered by an award (including voting rights) until the date the participant or his nominee becomes the holder of record of such shares. Generally, no adjustment will be made for dividends or other rights for which the record date is prior to such date.

     Deferrals. The Compensation Committee may permit participants to defer the payment or settlement of an award to one or more dates selected by the participant.

     Repricing of Options and Stock Appreciation Rights. Options and stock appreciation rights may not be repriced. To reprice an award means (i) to reduce the exercise or grant price, (ii) to cancel outstanding options or stock appreciation rights in exchange for cash or other awards or (iii) to grant a new award with a lower exercise or grant price in exchange for the cancellation of the original award. This provision will not apply if (x) stockholder approval is obtained or (y) such reduction, cancellation or grant is in connection with a corporate transaction involving CIT.

     Adjustments or Changes in Capitalization. In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividends, recapitalization, liquidation, merger or other corporate event affecting the shares of CIT common stock, the aggregate number of shares of available for issuance under the LTIP, the various LTIP limits, and the number of shares subject to, and exercise or grant price of, outstanding awards will be appropriately adjusted by the Compensation Committee.

     Limited Transferability. Generally, an award may only be transferred upon the participant’s death to a designated beneficiary or in accordance with the participant’s will or the laws of descent or distribution, and, except for incentive stock options, pursuant to a domestic relations order. The Compensation Committee also may permit limited transferability, generally to a participant’s family member, a trust for the benefit of a family member, or a charitable organization.

New Plan Benefits

     The number of options and other awards that an individual may receive under the LTIP is in the discretion of the Compensation Committee and therefore cannot be determined in advance. Provided below is a summary of the awards granted in 2008 under the LTIP to our named executive officers; current executive officers; current non-employee directors; and all other employees.

CIT GROUP INC. LONG-TERM INCENTIVE PLAN

Name and Position	Award Type	Dollar Value ($)	Number of Units
Jeffrey M. Peek	Restricted Cash Units	$ 3,172,500	150,000
Chairman and Chief Executive Officer

Joseph M. Leone	n/a	$ —	—
Vice Chairman and Chief Financial Officer

Alexander T. Mason	Stock Options	$ 900,000	450,000
President and Chief Operating Officer	Restricted Stock Units	$ 1,100,007	129,871

James J. Duffy	Stock Options	$ 436,992	140,461
Executive Vice President – Human Resources	Restricted Stock Units	$ 655,488	52,439
	Restricted Cash Units	$ 200,016	9,457

C. Jeffrey Knittel	Stock Options	$ 239,885	77,105
President, Transportation Finance	Restricted Stock Units	$ 359,825	28,786
	Restricted Cash Units	$ 1,000,014	47,282

Lawrence A. Marsiello	n/a	$ —	—
Former Vice Chairman and Chief Lending Officer

Non-NEO Executive Officers as a Group	Stock Options	$ 907,330	291,640
	Performance Accelerated Restricted Stock	$ 900,788	72,063
	Restricted Stock Units	$ 460,200	36,816
	Restricted Cash Units	$ 825,062	39,010

Non-Employee Director Group	Stock Options	$ 630,000	213,750
	Restricted Stock	$ 757,666	90,872

Non-Executive Officer Employee Group	Stock Options	$ 14,906,394	4,682,802
	Performance Accelerated Restricted Stock	$ 1,898,188	151,855
	Restricted Stock Units	$ 26,797,348	3,155,959
	Restricted Cash Units	$ 22,115,389	1,558,846

U.S. Federal Income Tax Consequences

     Nonqualified Stock Options and Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of a nonqualified stock option or stock appreciation right. Upon exercise, the participant will recognize ordinary income equal to the amount the fair market value of the shares on the exercise date exceeds the exercise or grant price. Upon subsequent sale of the acquired shares, any additional gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.

     Incentive Stock Options. A participant will not recognize taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be capital gain, long-term if the shares have been held for more than one year.

     Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units. A participant will not recognize taxable income upon the grant of restricted stock, restricted stock units, performance stock, or performance stock units. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares (or cash) received minus any amounts the participant paid. Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year. For restricted stock only, the participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

     Tax Effect for CIT. CIT generally will receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to named executive officers. Under Section 162(m) of the U.S. tax code, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000. However, CIT may preserve the deductibility of compensation over $1,000,000 if certain conditions are met. These conditions include stockholder approval of the LTIP, setting limits on the number of shares that may be issued pursuant to awards, and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award will be paid or vest. As described above, the LTIP has been designed to permit the Compensation Committee to grant awards that qualify as “performance-based compensation” for purposes of Section 162(m) and to exclude these awards from the $1,000,000 calculation.

     The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel. The foregoing is intended to be a general discussion of U.S. Federal tax consequences, and does not cover other aspects of an individual’s unique tax situation, such as the tax consequences of deferred compensation or state and local taxes.

     The Board of Directors recommends a vote “For” amending the CIT Group Inc. Long-Term Incentive Plan, to increase the number of shares available under the LTIP.

     The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the amendment of the LTIP.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE
CIT GROUP INC. EMPLOYEE STOCK PURCHASE PLAN

     On January 20, 2009, the Board of Directors unanimously approved, subject to stockholder approval, an amendment to the CIT Group Inc. Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of CIT common stock available for awards under the ESPP, as determined by the Compensation Committee of the Board of Directors. On February 23, 2009, the Compensation Committee of the Board of Directors unanimously approved, subject to stockholder approval, an increase in the number of shares of CIT common stock available for awards under the ESPP from 1,000,000 to 3,000,000.

     The ESPP covers eligible employees of CIT and certain of its subsidiaries, and provides participants with an opportunity to purchase shares of Common Stock through payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. tax code. The ESPP became effective October 1, 2002 (with the first purchases under the ESPP taking place on December 31, 2002), was approved by stockholders on May 28, 2003, and was amended and restated as of January 1, 2006.

     The following is a summary of the principal provisions of the ESPP, but is not intended to be a complete description of all its terms and provisions. This description is qualified by reference to the plan document, a copy of which is attached to this proxy statement as Annex A.

     The affirmative vote of a majority of the shares represented and entitled to vote at the 2009 Annual Meeting, is required to approve these amendments to the ESPP. On March 12, 2009, the closing market price of the CIT common stock on the NYSE was $2.67.

Administration

     The Employee Benefit Plans Committee of CIT (the “EBP Committee”) administers the ESPP. The EBP Committee has full authority to construe and interpret the ESPP subject to the plan’s terms and conditions.

Eligibility

     All of CIT’s employees located in the United States and Canada who are customarily employed for at least 20 hours per week by CIT or by a participating subsidiary are generally eligible to participate in the ESPP. However, employees who have been classified by the Company as having a salary band of 418 or above and either (1) qualify as highly compensated Employees under Section 423(b)(4)(D) of the U.S. tax code or (2) have been employed by the Company or a participating subsidiary for less than two years, are ineligible to participate. As of March 12, 2009, the number of eligible employees was approximately 3,955.

Number of Shares Available for Issuance

     If this Proposal Number 4 is adopted, the maximum number of shares of Common Stock that will be available for sale under the ESPP is 3,000,000, subject to adjustment by CIT upon a change in the capitalization of CIT.

Stock Purchases

     Prior to each calendar quarter of the ESPP (an “Offering Period”), a participant may authorize payroll deductions to be taken from his or her base salary to be used to purchase shares of Common Stock under the ESPP. The rate of payroll deductions may be between 1% and 10% of the participant’s base salary.

     Options are granted to participants on the first day of each Offering Period to purchase up to a number of shares of Common Stock equal to (x) the total amount of payroll deductions accumulated during the Offering Period divided by (y) the option price per share. The option price per share is 85% fair market value of a share of Common Stock on the last business day of an Offering Period. The fair market value of a share of Common Stock is the closing trading price of a share of Common Stock on the New York Stock Exchange.

     The option to purchase shares of Common Stock under the ESPP is automatically exercised on the last day of the Offering Period. The maximum number of whole shares (and fractional shares, if allowed) of Common Stock subject to the option will be purchased for the participant at the applicable option price with the payroll deductions accumulated during the Offering Period. In any calendar year, no participant may purchase shares of Common Stock which have a fair market value that exceeds $25,000, based upon the fair market value on the date that the option to purchase such shares of Common Stock is granted to the participant.

     The shares of Common Stock to be sold to participants under the ESPP may, at the election of CIT, be treasury shares, authorized but unissued shares or publicly traded shares. If the shares of Common Stock to be sold to participants under the ESPP are publicly traded shares, CIT will contribute 15% of the purchase price, determined by the fair market value of a share of Common Stock. Participants may enroll in, or increase or decrease their rate of payroll deductions under, the ESPP at any time to be effective for the next Offering Period. A participant may not increase or decrease the rate of payroll deductions during an Offering Period to be effective for that Offering Period.

     No interest accrues on the payroll deductions held in a participant’s account under the ESPP. Cash dividends for the shares of Common Stock held in a participant’s account are automatically invested in shares of Common Stock at the fair market value of the shares of Common Stock on the date that the cash dividends are invested in such shares (with no contribution by CIT for any discount toward the purchase of such shares of Common Stock). Shares of Common Stock purchased with cash dividends are held in a participant’s account under the ESPP.

Amendment and Termination

     The ESPP may be amended or terminated at any time by the EBP Committee; however, no amendment or termination that would impair the rights of any participant under the ESPP may be made without the participant’s consent. CIT will obtain stockholder approval of any amendment or termination to the extent required by applicable law or NYSE rule.

Other Provisions

     Participants’ Stockholder Rights. A participant will have the right to vote shares of Common Stock held in the participant’s account under the ESPP. However, a participant has no interest or voting right in shares of Common Stock covered by an option until such option has been exercised under the provisions of the ESPP.

     Participants’ Right to Withdrawal. Participants may withdraw all, but not less than all, payroll deductions accumulated during the Offering Period at any time prior to 15 days before the end of the Offering Period by giving notice to the EBP Committee. If a participant withdraws from the ESPP, the accumulated payroll deductions will be paid to the participant as promptly as administratively possible and no further payroll deductions will be made for the participant for such Offering Period. A participant’s withdrawal from the ESPP during one Offering Period does not affect such participant’s eligibility to participate in subsequent Offering Periods. However, in such a case, the participant must authorize the resumption of payroll deductions and the rate of such payroll deductions. A participant’s termination of employment for any reason or failure to remain in the continuous employ of CIT or a participating subsidiary for at least 20 hours per week during the Offering Period shall constitute a withdrawal from the ESPP.

     Limited Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option to receive shares of Common Stock under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided to a beneficiary in accordance with the provisions of the ESPP) by the participant.

New Plan Benefits

     Because participants participate in the ESPP in their discretion, the amount and dollar value of future benefits are not determinable at this time.

Federal Income Tax Consequences

     The ESPP is intended to comply with the provisions of Section 423 of the U.S. tax code as an “employee stock purchase plan.”

     Tax Effects on Participants.

     The payroll deductions authorized by a participant under the ESPP continue to be taxable income to the participant in the year such amounts are earned. Such income is subject to taxation to the same extent (federal, state and local) as other compensation income received by the participant. However, a participant will not recognize income either upon enrollment in the ESPP or upon any purchase of shares of Common Stock under the ESPP. All tax consequences are deferred until a participant sells the shares of Common Stock acquired under the ESPP, disposes of such shares by gift, or dies.

     The tax treatment with respect to a disposition of shares of Common Stock purchased pursuant to an option under the ESPP depends on whether such shares of Common Stock are disposed of within the holding period provided under Section 423 of the U.S. tax code. Under Section 423 of the U.S. tax code, the required holding period is the later of (i) two years after the date of the option grant or (ii) one year after the option exercise date. The required holding period is also satisfied if the participant dies while holding shares of Common Stock acquired under the ESPP. If a disposition does not satisfy the required holding period under Section 423 of the U.S. tax code, such disposition is called a “disqualifying disposition.” If a disqualifying disposition occurs, the participant must recognize as ordinary income, in the year of such disqualifying disposition, the difference between the fair market value of the shares of Common Stock on the date that the option is exercised and the option’s exercise price.

     Since the ESPP provides that the option price per share of Common Stock shall be 85% of the fair market value of a share of Common Stock on the last business day of an Offering Period, a participant who satisfies the required holding period under Section 423 of the U.S. tax code must include as ordinary income at the time of sale or other taxable disposition of the shares of Common Stock purchased pursuant to an option, or upon the participant’s death while still holding the shares of Common Stock purchased pursuant to an option exercised under the ESPP, the lesser of:

  the amount, if any, by which the fair market value of the shares of Common Stock when the option was exercised exceeds the option price; or

  the amount, if any, by which the fair market value of the shares of Common Stock at the time of such disposition or death exceeds the option price paid.

     The basis of the shares of Common Stock purchased pursuant to an option will be increased by the amount of ordinary income recognized. If a participant satisfies the applicable holding period with respect to the shares of Common Stock purchased pursuant to an option, such shares of Common Stock would be eligible for capital gains treatment under the of the U.S. tax code.

     Tax Effect for CIT. CIT will be entitled to a tax deduction equal to the amount of payroll deductions authorized by a participant under the ESPP to the same extent as other compensation paid to the participant. With respect to CIT’s 15% contribution, if a participant satisfies the applicable holding period, CIT will not be entitled to any tax deduction for any income recognized by the participant. If a disqualifying disposition (as explained below) occurs, CIT will be entitled to a tax deduction equal to the amount that the participant includes as ordinary income in the year in which the disqualifying disposition occurs.

     The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel. The foregoing is intended to be a general discussion of U.S. Federal tax consequences and does not cover other aspects of an individual’s unique tax situation, such as state and local taxes.

     The Board of Directors recommends a vote “For” amending the CIT Group Inc. Employee Stock Purchase Plan, to increase the number of shares available under the ESPP.

     The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the amendment of the ESPP.

PROPOSAL 5

APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE WARRANT ISSUED TO THE U.S. TREASURY

Background

     In 2008, as financial market disruptions continued and economic conditions further deteriorated, the strategic decision was reached to convert CIT into a bank holding company. This conversion, which occurred in December 2008, permitted the Company to participate in the voluntary Capital Purchase Program (the “CPP”) announced by the United States Department of the Treasury (the “U.S. Treasury”) in October 2008. This program provided CIT with access to additional permanent capital on terms significantly more favorable than those the Company could have obtained, if at all, from the capital markets. Consequently, on December 31, 2008, the Company issued and sold to the U.S. Treasury 2,330,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series D, par value $0.01, having a liquidation preference of $1,000.00 per share (the “Series D Preferred Stock”) for an aggregate purchase price of $2.33 billion in cash.

     In addition, and as required by the terms of the CPP, CIT also issued and sold to the U.S. Treasury a ten-year warrant (the “Warrant”) to purchase up to 88,705,584 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to the Company’s receipt of shareholder approval as required by Section 312.03(c) of the New York Stock Exchange Listed Company Manual. The exercise price of the Warrant is $3.94 per share. If shareholder approval is not obtained, the exercise price will be reduced by $0.59 per share on each six month anniversary of the date of the Warrant, up to a maximum reduction of $1.77 per share and the Warrant will be exercisable for up to 20% of the Common Stock outstanding on December 31, 2008, subject to specified adjustment.

     The ultimate number of shares of the Common Stock issuable under the terms of the Warrant and the exercise price of the Warrant are subject to certain adjustments as set forth in the Warrant, including, among others, upon the issuance in certain circumstances of shares of Common Stock or securities convertible into shares of Common Stock. The number of shares of Common Stock also will be adjusted in the event the Company completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds of not less than the aggregate liquidation preference of the Series D Preferred Stock ($2.33 billion), the number of the shares of the Common Stock underlying the portion of the Warrant then held by the Treasury will be reduced by one-half of the shares of the Common Stock originally covered by the Warrant (44,352,792 shares). Qualified Equity Offerings are defined in the Letter Agreement, dated December 23, 2008, and the Securities Purchase Agreement –Standard Terms attached thereto (together, the “Purchase Agreement”) and include offerings of stock for cash that CIT could include in its Tier 1 capital. Pursuant to the Purchase Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of the Common Stock issued upon exercise of the Warrant.

     A copy of the Purchase Agreement and the Warrant Agreement are attached to this proxy statement.

NYSE Stockholder Approval Requirement

     The Common Stock is listed on the New York Stock Exchange (the “NYSE”) and we, therefore, are subject to the rules and regulations of the NYSE. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance of securities exercisable for shares of the Common Stock in any transaction or series of transactions if (1) the shares of common stock will have upon issuance voting power equal to more than 20% of the voting power outstanding before the issuance of the securities exercisable for common stock, or (2) the number of shares of common stock to be issued will be upon issuance equal to more than 20% of the number of shares of common stock outstanding before the issuance of the securities exercisable for common stock.

     The issuance of shares of the Common Stock upon exercise of the Warrant is subject to this rule because the number of shares of the Common Stock issuable upon such exercise will be 88,705,584 shares, subject to adjustment, and thus exceeds 20% of both the voting power and number of shares of the Common Stock outstanding before the Warrant was issued. Consequently, we are seeking stockholder approval of the issuance of shares of the Common Stock in excess of 78,038,451 shares that may be issuable upon exercise of the Warrant.

Consequences of the Proposal to Stockholders

     Stockholder approval will eliminate any future costs and time to the Company and management that would otherwise arise as a result of “penalty” provisions for the failure to obtain stockholder approval of the Proposal. Pursuant to the agreement, CIT is contractually obligated to hold stockholder meetings and solicit its stockholders to approve the full issuance of Common Stock upon exercise of the Warrant (and the Board of Directors must recommend approval of) at a meeting of its stockholders no less than once in each subsequent six-month period beginning on January 1, 2009 until such approval has been obtained.

     Further, approval of the proposal will terminate the materially adverse exercise price adjustment provision which provides that unless and until shareholder approval is obtained, the Warrant exercise price (subject to adjustment), currently $3.94 per share will be reduced by $0.59 per share on each six month anniversary of the issuance date of the Warrant, up to a maximum reduction of $1.77 per share. Such a result would be highly dilutive to stockholders. Moreover, the mere existence of this exercise price adjustment likely would put downward pressure on the market price of the Common Stock, which would adversely affect the market value of the Common Stock, a result that would not be in the interests of either our stockholders or the Company.

     The Warrant terms provide that following the 18-month anniversary of the issuance date the Warrant and until such date as the Company receives stockholder approval for the issuance of shares of Common Stock upon the full exercise of the Warrant, the U.S. Treasury may cause the Company to exchange all or a portion of the Warrant for an economic interest (to be determined by the U.S. Treasury after consultation with the Company) of the Company classified as permanent equity under U.S. generally accepted accounting principles having a value equal to the fair market value of the portion of the Warrant so exchanged. Approval of the Proposal will eliminate this provision and the adverse consequences and uncertainties associated therewith that could adversely affect any possible future capital raising transaction.

     If approved, the number of shares of Common Stock issuable upon exercise of the Warrant would represent 23% of additional shares of Common Stock (which is subject to adjustment), or an additional 3% above the number of shares now issuable under the 20% cap. While this net 3% additional number would have a dilutive effect on economic interests of other stockholders and but for an agreement by the U.S. Treasury not to vote any shares of Common Stock beneficially owned by it, on the voting power of the other stockholders, these dilutive consequences must be balanced against eliminating the penalty provisions described above.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote “FOR” the issuance of shares of the Common Stock upon exercise of the Warrant in a total amount representing more than 20% of the voting power and/or more than 20% of the number of shares of the Common Stock outstanding immediately prior to the issuance of the Warrant.

     The affirmative vote of a majority of the shares represented at the Annual Meeting is required, provided that the total vote cast on the proposal represents a majority of the shares outstanding and entitled to vote, to approve the issuance of shares of our Common Stock that may be issued upon exercise of the warrant we issued to the U.S. Department of the Treasury in connection with our participation in the Capital Purchase Program of the Troubled Assets Relief Program.

PROPOSAL 6

STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

     The American Recovery and Reinvestment Act of 2009 (the “Act”), which was signed into law on February 17, 2009, requires recipients of financial assistance under the Troubled Assets Relief Program (“TARP”), such as CIT, to permit a separate non-binding stockholder vote to approve the compensation of executives as disclosed pursuant to the compensation disclosure rules of the SEC. The Act provides that TARP recipients shall permit such a non-binding stockholder vote at any annual meeting of stockholders that occurs during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding (other than obligations relating to the common stock purchase warrant issued to the Department of Treasury).

     The Board therefore is providing you, as a stockholder, the opportunity to approve CIT’s compensation of executives and recommends that you approve, in an advisory vote, the following resolution:

RESOLVED, that the stockholders approve the compensation of CIT’s executives, as disclosed pursuant to the compensation disclosure rules of the SEC (including the CD&A, the compensation tables, and any related material).

     As provided for in the Act, your vote is advisory only and therefore is not binding upon the Board. The Act further provides that your vote cannot be construed as overruling a decision by the Board, nor to create or imply any additional fiduciary duty by the Board, nor to restrict or limit the ability of our stockholders to make proposals for inclusion in future proxy materials related to executive compensation.

     The Board of Directors recommends a vote “For” approving the compensation of CIT’s executives, as described in this Proxy Statement.

     The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the compensation for our executives, pursuant to the American Recovery and Reinvestment Act of 2009, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

OTHER BUSINESS

     CIT’s management does not intend to bring any business before the 2009 Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any other matters properly come before the 2009 Annual Meeting, it is intended that the persons named in the proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority of the persons named in the proxy extends to matters which the Board does not know are to be presented at the meeting by others and any proposals of stockholders that were submitted after the deadline.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2010 ANNUAL MEETING

     Stockholder proposals to be included in the proxy statement for CIT’s next annual meeting must be received by the Secretary of CIT not later than December 1, 2009.

     Also, under CIT’s By-Laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of CIT not later than the close of business on February 11, 2010 and not earlier than January 12, 2010. The notice must contain the information required by CIT’s By-Laws.

     These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

     Copies of CIT’s By-Laws are available on CIT’s website at www.cit.com or may be obtained from the Secretary.

By Order of the Board of Directors

/s/ Robert J. Ingato

Robert J. Ingato
Executive Vice President
General Counsel and Secretary
April 1, 2009